                               OFFER TO PURCHASE

                         CONTINENTAL GLOBAL GROUP, INC.

                        OFFER TO PURCHASE FOR CASH UP TO
                          $54,000,000, OR 45%, OF ITS
                       11% SERIES B SENIOR NOTES DUE 2007

     Continental Global Group, Inc. (the "Company") hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented, the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"), up to $54,000,000, or 45%, of its 11% Series B Senior Notes due 2007 (the "Notes"), which are currently outstanding in the aggregate principal amount of $120,000,000. Each holder of Notes ("Holder") who validly tenders its Notes, upon acceptance, will receive cash equal to $380 for each $1,000 principal amount of Notes accepted, plus accrued and unpaid interest on the Notes to their date of purchase (the "Cash Payment").

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 1, 2001, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDER OF NOTES MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE DEPOSITARY (AS DEFINED BELOW) OF VALID AND UNREVOKED TENDERS OF NOTES FROM HOLDERS OF AT LEAST $24,000,000, OR 20%, IN AGGREGATE PRINCIPAL AMOUNT OF THE NOTES OUTSTANDING (THE "MINIMUM CONDITION").

     Notes not purchased pursuant to the Offer will remain outstanding. If the Offer is consummated, the trading market for any Notes not tendered in response to the Offer may be significantly more limited. Consequently, consummation of the Offer may materially adversely affect any remaining Holders of Notes.

     NEITHER THE COMPANY NOR CIBC WORLD MARKETS (THE "DEALER MANAGER") MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER. THE COMPANY RESERVES THE RIGHT TO AMEND, SUPPLEMENT OR TERMINATE THE OFFER AT ANY TIME.

                The Dealer Manager of the Offer to Purchase is:

                               CIBC WORLD MARKETS

                                 April 3, 2001

                               TABLE OF CONTENTS

TABLE OF CONTENTS.......................................................      i
INTRODUCTION............................................................     ii
WHERE YOU CAN FIND MORE INFORMATION.....................................    iii
INCORPORATION OF DOCUMENTS BY REFERENCE.................................    iii
FORWARD-LOOKING STATEMENTS..............................................     iv
SECTION 1   TERMS OF THE OFFER..........................................      1
SECTION 2   CERTAIN SIGNIFICANT CONSIDERATIONS..........................      1
SECTION 3   PURPOSE OF THE OFFER........................................      3
SECTION 4   THE COMPANY.................................................      4
SECTION 5   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES................      7
SECTION 6   PROCEDURES FOR TENDERING NOTES..............................      8
SECTION 7   WITHDRAWAL OF TENDERS.......................................     11
SECTION 8   CONDITIONS TO THE OFFER.....................................     11
SECTION 9   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     12
SECTION 10  THE DEALER MANAGER, THE DEPOSITARY AND THE INFORMATION
            AGENT.......................................................     13
SECTION 11  SOURCES AND AMOUNT OF FUNDS.................................     15
SECTION 12  CAPITALIZATION..............................................     15
SECTION 13  MISCELLANEOUS...............................................     15

Annex A -- Form 10-K for the year ended December 31, 2000

Annex B -- Release of Moody's Investors Service dated February 5, 2001

                                  INTRODUCTION

     Notes validly tendered in accordance with the procedures set forth in
Section 6 and not withdrawn in accordance with the procedures set forth in
Section 7 in an aggregate principal amount of up to $54,000,000 will, upon the terms and subject to the conditions hereof, be accepted for payment by the Company, and payments will be made therefor on the date of payment for (or the date of deposit with the Depositary of an amount of money sufficient to pay for) the Notes (the "Payment Date"). See Section 8 (Conditions to the Offer).

     The Company expects to fund the purchase of the Notes from cash on hand and borrowings under a credit facility and security agreement with Bank One, Cleveland, NA (the "Bank"), dated September 14, 1992, as amended, restated and consolidated to date, and as may be amended in the future (the "Credit Agreement"). See Section 11 (Sources and Amount of Funds).

     Notwithstanding any other provision of this Offer to Purchase, the Company's obligation to accept and pay for Notes validly tendered pursuant to the Offer is conditioned upon (a) receipt of valid and unrevoked tenders of Notes from Holders of at least $24,000,000, or 20%, of the principal amount of the outstanding Notes (the "Minimum Condition") and (b) the General Conditions (as defined herein). See Section 8 (Conditions to the Offer). The Company reserves the right to waive any of the above conditions.

     Tenders of Notes may be validly withdrawn at any time on or prior to the Expiration Date. In the event of a termination of the Offer, all Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder. Notes may not be withdrawn after the Expiration Date. See Section 7 (Withdrawal of Tenders).

     If, after the date of this Offer to Purchase, the Company changes either
(a) the principal amount of the Notes subject to the Offer, or (b) the Cash Payment, then previously tendered Notes may be validly withdrawn until the later of (x) the expiration of ten business days after the date that notice of any such changes in the Offer are first published, given or sent to Holders by the Company or (y) the then current Expiration Date. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder. See Section 7 (Withdrawal of Tenders).

     See Section 2 (Certain Significant Considerations) and Section 9 (Certain Federal Income Tax Consequences) for discussions of certain factors that should be considered in evaluating the Offer.

     THE COMPANY RESERVES THE RIGHT TO AMEND, SUPPLEMENT OR TERMINATE THE OFFER AT ANY TIME. IN THE EVENT THAT THE OFFER IS TERMINATED OR OTHERWISE NOT COMPLETED, THE CASH PAYMENT WILL NOT BE PAID OR BECOME PAYABLE TO HOLDERS OF THE NOTES EVEN IF THEY HAVE VALIDLY TENDERED THEIR NOTES IN CONNECTION WITH THE OFFER.

     Any Holder desiring to tender Notes should either (a) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manual signed facsimile thereof), together with certificates evidencing such Notes and any other required documents to Wells Fargo Bank Minnesota, N.A., as Depositary (the "Depositary"), or (b) in the case of a Holder who holds Notes in book entry form, request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender. See Section 6 (Procedures for Tendering Notes).

     Any Holder desiring to tender Notes but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Notes are not immediately available may tender the Notes by following the procedures for guaranteed delivery set forth in Section 6.

     The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants should either (a) complete and sign the Letter of Transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedure, set forth in Section 6 (Procedures for Tendering Notes) or (b) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in Section 6. A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Notes on the beneficial owner's behalf. A Letter of Instruction is included in the solicitation materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to effect the tender. See Section 6 (Procedures for Tendering Notes).

     Tendering Holders will not be obligated to pay brokerage fees, commissions or other expenses of the Dealer Manager or the Depositary.

     Letters of Transmittal, the Notes and any other required documents should be sent to the Depositary only, and the method of delivery of such documents to the Depositary is at the election and risk of the Holder tendering such Notes and delivering such Letter of Transmittal and any other required documents. Questions and requests for assistance may be directed to Morrow & Co., Inc., the information agent (the "Information Agent"), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials or documents incorporated herein by reference may be obtained from the Information Agent or the Dealer Manager at the addresses or telephone numbers set forth on the back cover of this Offer to Purchase. Any Holder whose Notes have been mutilated, lost, stolen or destroyed should contact Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee") for further instructions at its address and telephone number set forth on the back cover of this Offer to Purchase.

     THIS OFFER TO PURCHASE CONSTITUTES NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS OFFER TO PURCHASE OR ANY PURCHASE HEREUNDER SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files with the Securities and Exchange Commission (the "Commission") periodic reports and other information relating to its business, financial results and other matters. Copies of reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of those materials also may be obtained at the web site maintained by the Commission at http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Annual Report of the Company on Form 10-K for the year ended December 31, 2000 has been filed by the Company with the SEC, is attached hereto as Annex A and is incorporated herein by reference and shall be deemed to be a part hereof.

     All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     Questions concerning this Offer to Purchase and requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials or documents incorporated herein by reference or for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Beneficial owners also may contact the brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements include, among others, statements concerning the Company's outlook for the future, overall and market specific trends, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this Offer to Purchase are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.

     Significant factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following:

     - general economic and business conditions, which will, among other things, impact demand for the Company's products;

     - raw material costs and availability;

     - import protections and regulation;

     - the loss of any significant customers;

     - changes in, or the failure to comply with, government regulations; and

     - currency and exchange rate fluxuations.

     These factors are not necessarily the only factors that could cause actual results to differ materially from those expressed in any of the Company's forward-looking statements. Other unknown or unforeseeable factors also could have material adverse effects on the Company's future results. The forward-looking statements included in this Offer to Purchase are made only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. There can be no assurance that projected results or benefits will be achieved.

                                   SECTION 1
                               TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company is offering to purchase up to $54,000,000 in principal amount of its outstanding Notes for a cash price of $380 for each $1,000 principal amount of Notes tendered plus accrued and unpaid interest through the Payment Date (defined below) (the "Cash Payment"). In the event that Notes with an aggregate principal amount exceeding $54,000,000 are validly tendered prior to the Expiration Date, the Company will purchase from each tendering Holder its pro rata share of the Notes tendered. The principal amount of Notes to be purchased from a tendering Holder in such event shall be equal to the product of (i) the principal amount of Notes tendered by such Holder and
(ii) a fraction, the numerator of which is $54,000,000 and the denominator of which is the aggregate principal amount of Notes tendered by all tendering Holders. Notes tendered by Holders that are not purchased by the Company pursuant to the Offer will remain outstanding. See Section 5 (Acceptance for Payment and Payment for Notes). If Notes are accepted for payment pursuant to the Offer, Holders who validly tender their Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date will receive payment for the principal amount of the Notes accepted for payment plus accrued and unpaid interest.

     THE CONSUMMATION OF THE OFFER MAY HAVE MATERIAL ADVERSE CONSEQUENCES FOR HOLDERS OF NOTES NOT PURCHASED IN THE OFFER. See Section 2 (Certain Significant Considerations).

     Notes validly tendered in accordance with the procedures set forth in
Section 6 and not withdrawn in accordance with the procedures set forth in
Section 7 in an aggregate principal amount not exceeding $54,000,000 will, upon the terms and subject to the conditions hereof, be accepted for payment by the Company, and payments will be made therefor on the date of payment for (or the date of deposit with the Depositary of an amount of money sufficient to pay for) the Notes (the "Payment Date"). See Section 8 (Conditions to the Offer).

     The Company's obligation to accept, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon: (a) receipt by the Depositary of valid and unrevoked tenders of Notes from the Holders of at least 20% in aggregate principal amount of the outstanding Notes (the "Minimum Condition") and (b) the General Conditions (as defined herein). See Section 8 (Conditions to the Offer). Subject to applicable securities laws and the terms set forth in this Offer to Purchase, the Company reserves the right (i) to waive any and all conditions to the Offer, (ii) to extend or to terminate the Offer or (iii) otherwise to amend the Offer in any respect. See Section 8 (Conditions to the Offer). The rights reserved by the Company in this paragraph are in addition to the Company's rights to terminate the Offer as described in Section 8. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise required by law.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of such Offer, the Company will disseminate additional Offer materials and extend the Offer, to the extent required by law. See Section 7 (Withdrawals of Tenders).

                                   SECTION 2
                       CERTAIN SIGNIFICANT CONSIDERATIONS

     The following considerations, in addition to the other information described elsewhere herein, should be carefully considered by each Holder before deciding whether to participate in the Offer.

     Substantial Leverage. The Company will continue to have substantial indebtedness and significant debt service requirements after the Company consummates the Offer. At such time, assuming that $54,000,000 in principal amount of Notes is purchased by the Company pursuant to the Offer, the Company anticipates that its total consolidated indebtedness will be approximately $101.1 million.

     After giving effect to the Offer, including the payment of fees and expenses, the Company's liquidity as measured by cash and cash equivalents and its borrowing capacity under existing credit facilities will be substantially reduced. In addition, the Company's management anticipates that in the near term, cash provided by operations may be inadequate to cover the Company's fixed charges and other expenses and that any deficit will be required to be funded through additional borrowings. Although there can be no assurances, management believes that, following consummation of the Offer, sufficient borrowing capacity will be available under the Company's existing credit facilities to fund any such deficit, working capital requirements and anticipated capital expenditures. See Section 4 (The Company -- Management's Discussion and Analysis) and Section 12 (Capitalization).

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although management believes that the Company's cash flow and funds available under its credit facilities will be adequate to meet its interest and principal payments in the near term, there can be no assurance that the Company will continue to generate earnings in the future sufficient to cover its fixed charges, working capital requirements and anticipated capital expenditures. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make desired capital expenditures, or if its future earnings are insufficient to make all required principal or interest payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or assets sales would be possible or that any additional financing could be obtained on terms acceptable to the Company or at all, particularly in view of the Company's level of debt.

     Recent Developments. On February 5, 2001, Moody's Investors Service downgraded the Company's rating on the Notes to Caa1 from B3. In its press release announcing the downgrade, Moody's stated, "[t]he downgrades reflect Continental Global's modest cash flow relative to debt levels, thin interest coverage, limited liquidity, and, because of its weak balance sheet, the potential for impaired principal recovery should the company have difficulty meeting its fixed obligations. However, Moody's recognizes the company's success in controlling costs and preserving cash over the last two years, a period of sharply lower sales, and sees potential for Continental Global's business to improve modestly in 2001, due primarily to the positive impact of higher coal prices on conveyor equipment sales." A copy of Moody's release announcing the downgrade is attached hereto as Annex B and incorporated herein by reference.

     Market and Trading Information. The liquidity, market value and price volatility of the Notes that remain outstanding may be materially adversely affected by the consummation of the Offer. To the extent that Notes are tendered and accepted in the Offer, any existing trading market for the remaining Notes may become more limited.

     Certain Terms of the Notes. As of the date of this Offer, there is $120,000,000 aggregate principal amount of Notes outstanding. Assuming $54,000,000 aggregate principal amount of Notes are validly tendered and purchased pursuant to the Offer, there will be $66,000,000 aggregate principal amount of Notes outstanding following consummation of the Offer. The Notes are redeemable at the option of the Company on or after April 1, 2002 in accordance with the terms of the Indenture, dated April 1, 1997 (the "Indenture"), incorporated herein by reference, pursuant to which the Notes were issued, between the Company, as obligor, the Guarantors referred to therein and the Trustee. If the Company were to redeem the Notes in the 12-month period beginning April 1, 2002, the redemption price to be paid for the Notes would be 105.500% of the principal amount redeemed, which price declines to 103.667% of the principal amount redeemed for redemptions during the 12-month period beginning April 1, 2003 and to 101.833% of the principal amount redeemed for redemptions during the 12-month period beginning April 1, 2004 and to 100% of the principal amount redeemed at any time after April 1, 2005 (in each case, together with accrued and unpaid interest to the redemption date). Such redemption prices are substantially greater than the Cash Payment to be paid to the Holders in the Offer.

     The summaries of the terms of the Notes described above are qualified in their entirety by reference to the full and complete terms contained in the Indenture (including the form of the Notes attached thereto), copies of which are available upon request without charge from the Information Agent or the Dealer Manager.

     Fraudulent Transfer and Preference Considerations. Although the standards will vary depending on the law of the jurisdiction applied, in general, if a court were to find that, at the time the Holders received the Cash Payment, either (a) the Company paid such amounts with the intent of hindering, delaying or defrauding creditors or (b) the Company (i) received less than a reasonably equivalent value or fair consideration in exchange for paying such amounts and
(ii) any one of the following (w) was insolvent, or became insolvent by reason of the payment of such amounts, (x) was engaged in a business or transaction or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, (y) intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured (as the foregoing terms are defined in or interpreted under applicable federal and state fraudulent transfer statutes), or (z) irrespective of any consideration received or its solvency at the time, actually intended to hinder, delay or defraud its present or future creditors, then such court may find that such payments involved the incurring of obligations or the transfers of interests in property deemed to be a fraudulent transfer under applicable law. To the extent such payments were deemed to be a fraudulent transfer, there is a risk that such payments would be avoided and that tendering Holders of Notes would be ordered by a court to turn over to the Company, or to a fund for the benefit of the creditors of the Company or to judgment creditors of the Company, as the case may be, some or all of the portion of the Cash Payment.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction that is being applied. Generally, however, a corporation would be considered insolvent if (a) it is unable to meet its obligations as they generally become due, (b) it has ceased paying its current obligations in the ordinary course of business as they generally became due, or
(c) the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. There can be no assurance as to what standard a court would use to determine whether the Company was "solvent" in connection with such payments or as to whether, whatever standard was used, the Company would be found to have been solvent in such connection.

     In addition to any fraudulent transfer challenge, any Cash Payments made to Holders in consideration for their tendering of their Notes also may be subject to challenge as a preference if such payments (a) are made within 90 days prior to a bankruptcy filing by the Company, (b) are made when the Company is insolvent, and (c) permit the Holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Company as debtor in possession or the trustee in bankruptcy, and Holders would be restored to their previous position as Holders of Notes.

                                   SECTION 3
                              PURPOSE OF THE OFFER

     The purpose of the Offer, which is conditioned upon, among other things, the Minimum Condition, is to acquire up to $54,000,000 in principal amount of the Notes in order to:

     - Substantially reduce the Company's interest expense; and

     - Take advantage of the Company's current available liquidity, despite a reduction in liquidity following consummation of the Offer, to improve the quality of the Company's capital structure by reducing outstanding indebtedness.

     From time to time in the future, the Company may seek to acquire any Notes which remain outstanding following consummation of the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, pursuant to the provisions of the Notes and the Indenture, the Company may choose to effect a defeasance in accordance with the terms of the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company will pursue.

                                   SECTION 4
                                  THE COMPANY

     The Company, through its subsidiaries, is primarily engaged in the manufacture and distribution of bulk material handling and replacement equipment, primarily for use in the mining industry. The Company is a holding company organized under the Delaware General Corporation Law and conducts all of its business through its direct and indirect operating subsidiaries. The Company's direct operating subsidiaries are Continental Conveyor and Equipment Company ("Continental") and Goodman Conveyor Company ("Goodman"). The Company also owns indirectly all of the capital stock of Continental Conveyor & Equipment Pty. Ltd. ("CCE Pty. Ltd."), an Australian holding company that owns all of the capital stock of four Australian operating companies. The Company also owns indirectly all of the capital stock of Continental Conveyor Ltd., a U.K. operating company, and Continental MECO (Pty.) Ltd., a South African operating company. During 1998, the Company purchased a majority of the assets and assumed certain liabilities constituting a majority of the operations of Huwood International ("Huwood"), a U.K. belt conveyor business. The operations of the Company's existing U.K. facilities were merged with the Huwood operations.

     While the Company primarily manages its operations on a geographical basis, the Company operates in two principal business segments: conveyor equipment and mobile home products. The conveyor equipment business, which comprised approximately 87.9%, 84.7%, 85.0%, and 83.5% of net sales for 2000, 1999, 1998, and 1997, respectively, markets its products in four main business areas. The mining equipment business area includes the design, manufacture and testing (and, outside the United States, installation, monitoring and maintenance) of complete belt conveyor systems and components for mining application primarily in the coal industry. The conveyor components business area manufactures and sells components for conveyor systems primarily for resale through distributor networks. The engineered systems business area uses specialized project management and engineering skills to combine mining equipment products, purchased equipment, steel fabrication and other outside services for sale as complete conveyor equipment systems that meet specific customer requirements. The bulk conveyor equipment business area designs and manufactures a complete range of conveyor equipment sold to transport bulk materials, such as cement, lime, food products and industrial waste.

     The Company's mobile home products business, which comprised approximately 10.8%, 14.2%, 13.9%, and 15.3% of net sales for 2000, 1999, 1998, and 1997, respectively, manufactures and/or refurbishes axle components for the mobile home industry. As part of this segment, the Company also sells mounted tires and rims to the mobile home industry. Included in the other category is primarily the manufacture and sale of air filtration equipment for use in enclosed environments, principally in the textile industry. The manufacturing requirements for these products are generally compatible with conveyor equipment production and thus maximize utilization of the Company's manufacturing facilities for its primary products.

     Approximately 75.9% or $127.2 million of the Company's net sales in 2000 were generated in the United States, 11.2% or $18.8 million in the United Kingdom, 10.9% or $18.2 million in Australia, and 2.0% or $3.4 million in other countries.

                   (Balance of page intentionally left blank)

     The following table presents selected audited financial and operating data of the Company for the fiscal years ended December 31, 1997 through December 31, 2000. The data should be read in conjunction with the Consolidated Financial Statements and related notes in the Form 10-K, which is attached as Annex A hereto and incorporated herein by reference.

                                                         FISCAL YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------
                                                  1997        1998         1999          2000
                                                --------    ---------    ---------    -----------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATING DATA:
Net sales(1)..................................  $215,673    $253,873     $213,506      $167,589
Cost of products sold(1)......................   172,561     210,937      181,742       141,063
                                                --------    --------     --------      --------
  Gross profit................................  43,112..      42,936       31,764        26,526
Operating expenses:
  Selling and engineering.....................    13,658      16,487       14,981        12,573
  General and administrative..................     7,188       9,395        9,276         8,919
  Management fee..............................     1,669         933          467           351
  Amortization expense........................       584         663          618           610
  Restructuring charges.......................        --       1,127        1,106           481
                                                --------    --------     --------      --------
Total operating expenses......................    23,099      28,605       26,448        22,934
                                                --------    --------     --------      --------
  Operating income............................    20,013      14,331        5,316         3,592
Other expenses:
  Interest expense............................    12,308      14,658       15,225        15,826
  Interest income.............................      (925)     (1,568)        (914)       (1,032)
  Miscellaneous, net..........................       449         (61)        (267)           (2)
                                                --------    --------     --------      --------
Total other expenses..........................    11,832      13,029       14,044        14,792
                                                --------    --------     --------      --------
Income (loss) before income taxes.............     8,181       1,302       (8,728)      (11,200)
Income taxes(2)...............................       343         127           --         1,915
                                                --------    --------     --------      --------
  Net income (loss)...........................  $  7,838    $  1,175     $ (8,728)     $(13,114)
                                                ========    ========     ========      ========
OTHER DATA:
EBITDA(3).....................................  $ 22,868    $ 18,912     $ 10,240      $  7,152
Depreciation and amortization.................     2,708       3,393        3,550         3,077
Capital expenditures..........................     3,638       3,040        4,030         1,495

BALANCE SHEET DATA:
Cash and cash equivalents.....................  $ 30,883    $ 26,351     $ 18,300      $ 16,942
Total assets..................................   129,725     145,757      122,903       110,136
Total debt....................................   130,326     125,983      134,629       140,353

---------------

(1) The Company adopted the provisions of Emerging Issues Task Force Issue No. 00-01, "Accounting for Shipping and Handling Fees and Costs," effective October 1, 2000. As a result, net sales now include external freight billed to customers and the related costs are included in cost of sales. Prior year amounts have been reclassified.

(2) Effective October 6, 2000, the Company elected C Corporation status for United States income tax purposes, which election will have no impact on cash flow, taxable income or existing deferred tax assets and liabilities of the Company. Tax distributions previously due to the Company's stockholder (along with historical net deferred tax liabilities of approximately $1.8 million) under the terms of the Tax Payment Agreement will now be reflected in the financial statements of the Company in future periods. The Company's United States income will now be subject to tax at the corporate level and income tax payments will be made directly to taxing authorities.

(3) EBITDA represents earnings before extraordinary items, interest, taxes, depreciation, amortization and restructuring charges. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to the Credit Agreement and the Indenture, and the Company understands that it is used by certain investors as a measure of a Company's historical ability to service debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, on a comparative basis, selected income statement data as a percentage of net sales for the year ended December 31, 2000 and 1999.

                                                              FISCAL YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Net sales...................................................   100.0%     100.0%
Cost of products sold.......................................    84.2       85.1
Gross profit................................................    15.8       14.9
SG&A and Engineering expenses...............................    12.8       11.4
Management fee..............................................     0.2        0.2
Amortization expense........................................     0.4        0.3
Restructuring charges.......................................     0.3        0.5
Operating income............................................     2.1        2.5

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999:

  Net Sales

     Net sales decreased $45.9 million, or 21%, from $213.5 million in 1999 to $167.6 million in 2000. The Company's domestic operations of the conveyor equipment segment accounted for $9.0 million of the decrease due to the lower capital spending by the Company's major customers in the coal industry. Net sales in the foreign operations of the conveyor equipment segment decreased $24.7 million, primarily due to a decrease in sales of $21.0 million at the Company's Australian subsidiary. This decrease was primarily due to the completion of major projects in 1999 that were not repeated in 2000, combined with the soft market in the coal industry. Net sales in the Company's United Kingdom and South Africa subsidiaries decreased $3.7 million. Net sales in the Company's manufactured housing products segment decreased $12.2 million due to the decrease by its customers in the production and shipment of manufactured homes. This decrease in the production and shipment of manufactured homes is primarily the result of excess finished home inventory and the negative impact the tight credit market has had on the purchase of new manufactured homes. The Company does not expect sales in the manufactured housing products segment to improve in 2001.

  Gross Profit

     Gross profit decreased $5.2 million, or 16%, from $31.7 million in 1999 to $26.5 million in 2000. Gross profit in the Company's domestic conveyor equipment segment decreased $4.1 million due to lower sales volume. Gross profit in the United Kingdom and South Africa operations decreased $2.7 million due to lower sales volumes and lower margins on project contracts. This decrease was favorably offset by a $2.3 million increase in gross profit in the Australian operations due to improved margins with the completion of the major projects in 1999 and the greater concentration on value added products. Gross profit in the manufactured housing products segment decreased $0.7 million due to the lower sales volume.

  SG&A and Engineering Expenses

     SG&A and engineering expenses decreased $2.8 million, or 12%, from $24.3 million in 1999 to $21.5 million in 2000. The decrease primarily occurred in the Company's conveyor equipment segment due to the favorable impact of the restructuring initiatives in the foreign subsidiaries and the reduction in domestic manpower that occurred in the third quarter of 1999.

  Operating Income

     Operating income decreased $1.7 million, or 32%, from $5.3 million in 1999 to $3.6 million in 2000. The decrease is the result of the $5.2 million decrease in gross profit, offset by the favorable reduction of $2.8 million in SG&A expenses, $0.1 million in management fees and $0.6 million in restructuring charges.

  Restructuring Charges

     The Company incurred restructuring charges of approximately $0.5 million and $1.1 million in 2000 and 1999, respectively, related to its Australian and United Kingdom subsidiaries. Total restructuring charges incurred through December 31, 2000 were approximately $2.7 million. In 1998, the Company executed a plan to close certain Australian manufacturing facilities and merge the operations with other existing facilities; in 1999 and 2000, the Company made further reductions in office staff and facilities. In the United Kingdom, following the acquisition of Huwood in August 1998, the Company consolidated its existing operations and facilities into the Huwood operations. These restructuring charges consist primarily of severance costs for approximately 220 employees and relocation costs. As of December 31, 2000, the Company's Australian and United Kingdom subsidiaries have paid approximately $2.5 million of the charges incurred to date.

BACKLOG

     Backlog at December 31, 2000 was approximately $35.8 million, a decrease of approximately $7.9 million, or 18%, from approximately $43.7 million at September 30, 2000. The decrease in backlog during the fourth quarter was attributable to a decrease of approximately $5.7 million in the Company's domestic operations of the conveyor equipment segment and a decrease of approximately $2.2 million in the Company's foreign operations. After having decreased approximately $7.9 million during the fourth quarter of 2000, backlog at January 31, 2001 increased approximately $8.8 million from December 31, 2000 to approximately $44.6 million. The increase in backlog in January was attributable to an approximate $8.4 million increase in the Company's domestic operations of the conveyor equipment segment and an approximate $0.4 million increase in the Company's foreign operations. Management believes that approximately 95% of the backlog at December 31, 2000 will be shipped in 2001.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash balance decreased from approximately $18.3 million at December 31, 1999 to approximately $16.9 million at December 31, 2000. Cash used in operations was approximately $6.5 million. This is primarily due to the Company's net loss of $13.1 million, offset by depreciation and amortization of $3.6 million and net changes in operating assets and liabilities. The Company's only significant investing activity in 2000 was the purchase of property, plant, and equipment of approximately $1.5 million. The Company financed operating and investing activities through increases on the revolving lines of credit of approximately $7.4 million and proceeds from long-term obligations of approximately $0.8 million. The Company also made payments on long-term obligations of approximately $1.6 million. At December 31, 2000, the Company had cash and cash equivalents of approximately $16.9 million and approximately $14.7 million available for use under the Credit Agreement. At March 9, 2001, the Company estimates that it had cash and cash equivalents of approximately $16.9 million and approximately $13.6 million available for use under the Credit Agreement. Assuming that the Company purchases $54,000,000, or 45%, of the Notes, following the consummation of the Offer (including the payment of all related expenses) and payment of interest due on the Notes on April 1, 2001, the Company estimates that it will have cash and cash equivalents of approximately $4.0 million and approximately $6.1 million available for use under the Credit Agreement.

                                   SECTION 5
                  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will purchase, by accepting for payment, and will pay on the Payment Date for, up to $54,000,000 in principal amount of Notes validly tendered (and not withdrawn, or if withdrawn validly retendered) pursuant to the Offer, such payment to be made by the deposit by the Company on the Payment Date with the Depositary of the Cash Payment in immediately available funds. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. Under no circumstances will interest on the Cash Payment be paid by the Company by reason of any delay of the Depositary in making payment. The Company expressly reserves the right in its sole discretion, to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See Section 8 (Conditions to the Offer). In all cases, payment by the Depositary to Holders or beneficial owners of the Cash Payment for Notes purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth in Section 7,
(ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent's Message and (iii) any other documents required by the Letter of Transmittal.

     If any tendered Notes are not purchased pursuant to the Offer either because Notes with an aggregated principal amount exceeding $54,000,000 have been validly tendered or for any other reason, such Notes not purchased will be returned, without expense, to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Offer.

     Tendering Holders will not be obligated to pay brokerage fees, commissions or expenses to the Dealer Manager, the Depositary, the Information Agent or the Company, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Notes pursuant to the Offer.

     The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for payment pursuant to the Offer.

     A condition precedent to the Company's obligation to purchase the Notes pursuant to the Offer is that the Minimum Condition has been met. See Section 8 (Conditions of the Offer).

     By tendering Notes and delivering the Letter of Transmittal, Holders, with respect solely to their Notes purchased in the Offer, will thereby waive, release and forever discharge each of, and covenant not to sue any of, the persons and entities specified in the Letter of Transmittal, including, but not limited to, the Company and any of its subsidiaries or affiliates, the Trustee, the Dealer Manager, any of the officers, directors or employees of the foregoing, and any of the respective successors or assigns, from or with respect to any and all claims, rights, damages, demands, causes of action or liabilities of any nature whatsoever (other than under the Indenture), known or unknown, such tendering Holder has had, or may now have, by reason of any cause, matter or thing whatsoever, to the extent permitted by law.

                                   SECTION 6
                         PROCEDURES FOR TENDERING NOTES

     Tender of Notes. The tender by a Holder of Notes (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Holders who wish to transfer Notes prior to the Expiration Date or wish to provide such benefit to a transferee should validly tender the Notes, designating the transferee as payee in the box marked B "Special Issuance/Delivery Instructions" contained in the Letter of Transmittal.

     Tender of Notes Held in Physical Form. To effectively tender Notes held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a facsimile thereof duly executed by the Holder thereof), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase (or delivery of Notes may be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below), on or prior to the Expiration Date; provided, however, that the tendering Holder may instead comply with the guaranteed delivery procedure set forth below. LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT ONLY TO THE DEPOSITARY AND SHOULD NOT BE SENT TO THE COMPANY, THE DEALER MANAGER OR THE INFORMATION AGENT.

     Tender of Notes Held Through a Custodian. To effectively tender Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Notes on the beneficial owner's behalf. A Letter of Instructions is included in the materials provided with this Offer to Purchase that may be used by a beneficial owner in this process to effect the tender. Any beneficial owner of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner's Notes are held in DTC to execute, on such beneficial owner's behalf, a consent with respect to Notes beneficially owned by such beneficial owner on the day of execution without tendering the Notes.

     Tender of Notes Held Through DTC. To effectively tender Notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal (or a facsimile thereof), together with the Notes and any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedure for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP for which the transaction will be eligible and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

     Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

     Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participants.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed either the box entitled "Special Delivery Instructions" or "Special Payment or Issuance Instructions" on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (NASD) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder may nevertheless tender such Notes if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Depositary on or prior to the Expiration Date as provided below; and

          (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within two business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE COMPANY BY REASON OF ANY DELAY BY THE DEPOSITARY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES. THE CASH PAYMENT FOR NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR NOTES DELIVERED TO THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE EVEN IF THE NOTES TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES ARE NOT SO DELIVERED TO THE DEPOSITARY, AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH NOTES IS NOT MADE, UNTIL AFTER THE PAYMENT DATE.

     Backup Federal Income Tax Withholding. To prevent backup U.S. federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by the Company, in the Company's sole discretion (whose determination shall be final and binding). The

Company reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or, if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) shall be final and binding. None of the Company, the Depositary, the Dealer Manager, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Cash Payment.

                                   SECTION 7
                             WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date. If, after the date of this Offer to Purchase, the Company changes either
(A) the principal amount of the Notes subject to the Offer or (B) the Cash Payment, then previously tendered Notes may be validly withdrawn until the later of (a) the expiration of ten business days after the date that notice of any such change is first published, given or sent to Holders by the Company and (b) the then current Expiration Date. The Company reserves the right to amend, supplement or terminate the Offer at any time. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will disseminate additional materials and extend the Offer, to the extent required by law.

     For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were rendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

     Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures

     ALL QUESTIONS AS TO THE VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN THE COMPANY'S SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NONE OF THE COMPANY, THE DEPOSITARY, THE DEALER MANAGER, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

                                   SECTION 8
                            CONDITIONS TO THE OFFER

     Prior to the Expiration Date, the Company may amend, supplement, terminate, and/or extend the Offer at any time whether or not any of the General Conditions or the Minimum Condition shall have been satisfied. In addition and notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, and may terminate the Offer, if the Minimum Condition shall not have been satisfied, or if any of the following (the "General Conditions") have occurred:

          (a) There shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the purchase of Notes pursuant to the Offer (the "Purchase") by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (i) challenges the making of the Offer or the Purchase or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Purchase or otherwise adversely affects in any material manner the Offer or the Purchase or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the Offer or the Purchase to the Company;

          (b) There shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or the Purchase, or that will, or is reasonably likely to, materially impair the contemplated benefits of the Offer or the Purchase to the Company;

          (c) There shall have occurred (i) any general suspension of or limitation on trading in securities on the New York Stock Exchange, the American Stock Exchange, or in the over-the-counter market (whether or not mandatory), (ii) any significant change in the price of the Notes, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or (vii) any significant adverse change in United States securities or financial markets generally or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) The Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Offer or the Purchase, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in making the Offer or the acceptance of the Notes tendered for purchase.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                   SECTION 9
                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain material United States federal income tax consequences to the Holders of Notes of their receipt of the Cash Payment for the purchase of Notes pursuant to the Offer. This summary does not discuss all aspects of federal income taxation that may be relevant to Holders in light of their particular facts and circumstances. It does not address the federal income taxation of Holders with a special status or subject to special treatment, including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, foreign estates and trusts, and persons who are not citizens or residents of the United States. The discussion also does not address nonincome, state, local, or foreign tax consequences associated with the Offer or the ownership of Notes.

     FOR THE FOREGOING REASONS, HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FEDERAL, STATE, LOCAL, AND FOREIGN) TO THEM OF THE OFFER AND THE OWNERSHIP OF THE NOTES AFTER THE OFFER. THE COMPANY IS NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONSUMMATION OF THE OFFER, OR THE OWNERSHIP OF THE NOTES AFTER THE OFFER, AS TO ANY HOLDER, NOR IS THE COMPANY OR ITS ADVISERS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

     The receipt of the Cash Payment by a Holder of a Note will produce gain or loss to the Holder to the extent of the difference between the amount of cash received and the Holder's basis in the portion of the Note that is treated as satisfied by the Cash Payment. The character of the potential gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors. These factors include whether the Note constitutes a capital asset in the hands of the Holder, whether the Note has been held for more than one year, whether the Note was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to such Note.

     In general, any recognized gain will be treated as capital gain and will be long-term capital gain if the Holder held its Note as a capital asset, and if the Holder held the Note for more than 12 months. If the Holder purchased the Note at a market discount within the meaning of Section 1278 of the Internal Revenue Code of 1986, as amended, any gain recognized will be treated as ordinary income to the extent of the accrued market discount on the Note.

     Holders of Notes that have not previously included in their taxable income accrued but unpaid interest on a Note may be treated as receiving taxable interest to the extent any consideration they receive is allocable to such accrued but unpaid interest. Holders of Notes that have previously included in their taxable income accrued but unpaid interest on a Note may be entitled to recognize a deductible loss to the extent such accrued but unpaid interest is not satisfied. The proper allocation between principal and interest of amounts received in exchange for a Note is unclear and may be affected by, among other things, the rules in the Internal Revenue Code of 1986, as amended, relating to imputed interest, original issue discount, market discount, and bond issuance premium. Thus, it is possible that the Internal Revenue Service may take the position that a pro rata portion of the consideration received by a Holder of a Note must be allocated to interest, or that consideration must be allocated first to accrued but unpaid interest and then to principal. In this regard, Holders of Notes should consult their own tax advisors.

                                   SECTION 10
          THE DEALER MANAGER, THE DEPOSITARY AND THE INFORMATION AGENT

     Subject to the terms and conditions set forth in a Dealer Manager Agreement, dated as of April 3, 2001, between the Company and CIBC World Markets Corp., as Dealer Manager, the Company has engaged CIBC World Markets Corp. to act as Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, CIBC World Markets Corp. may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer to Purchase and related materials to beneficial owners of Notes. At any given time, CIBC World Markets Corp. may trade the Notes of the Company for its own accounts or for the accounts of customers, and accordingly, may hold a long or short position in the Notes.

     The Company has agreed to pay the Dealer Manager a fee for its financial advisory services in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable legal and out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws. The Dealer Manager has provided, and continues to provide, investment banking and financial advisory services to the Company for which it has received and will receive compensation that is customary for services of such nature.

     Any Holder that has questions concerning the terms of the Offer may contact the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase.

     Wells Fargo Bank Minnesota, N.A. has been appointed as Depositary for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning tender procedures or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     Morrow & Co., Inc. has been appointed Information Agent for the Offer. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other materials or documents related to the Offer or incorporated herein by reference should be directed to the Information Agent at the telephone number and address set forth on the back cover of this Offer to Purchase.

     The Company will pay the Depositary and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Notes.

                   (Balance of page intentionally left blank)

                                   SECTION 11
                          SOURCES AND AMOUNT OF FUNDS

     The total amount of funds required by the Company to purchase $54,000,000 in aggregate principal amount of the Notes pursuant to the Offer is estimated to be approximately $21,820,000 (which amount includes fees and expenses of approximately $1,300,000) plus accrued and unpaid interest on the Notes to their Date of Purchase. The Company expects to fund the aggregate Cash Payment to tendering Holders of Notes and the fees and expenses incurred in the Offer from cash on hand and borrowings under the Credit Agreement.

                                   SECTION 12
                                 CAPITALIZATION

     The following table sets forth the actual and pro forma consolidated capitalization of the Company as of December 31, 2000. The pro forma consolidated capitalization gives effect to the Offer (assuming $54,000,000 in aggregate principal amount of Notes are validly tendered and repurchased in the Offer), the payment of accrued and unpaid interest as of December 31, 2000, the payment of fees and expenses related to the Offer, and the financing related to the Offer as if the Offer had occurred on December 31, 2000.

                                                               AS OF DECEMBER 31, 2000
                                                              --------------------------
                                                                ACTUAL        PRO FORMA
                                                              -----------    -----------
                                                                (AUDITED)    (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................   $ 16,942       $  4,000
                                                               ========       ========
Short term indebtedness:
  Revolving lines of credit.................................   $ 15,631       $ 17,994
Long term indebtedness (excluding current portion):
  11% Senior Notes..........................................    120,000         66,000
  Loans and notes payable...................................      4,281         12,281
  Capital lease obligations.................................        441            441
                                                               --------       --------
     Total long term obligations............................    124,722         78,722
  Stockholder's equity (deficit)............................    (61,063)       (41,755)
                                                               --------       --------
Total capitalization........................................   $ 79,290       $ 54,961
                                                               ========       ========

                                   SECTION 13
                                 MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Notes and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        WELLS FARGO BANK MINNESOTA, N.A.

                                                          By Overnight Courier or
       By Registered or Certified Mail:                   By Hand after 4:30 p.m.:
       Wells Fargo Bank Minnesota, N.A                Wells Fargo Bank Minnesota, N.A.
          Corporate Trust Operations                     Corporate Trust Operations
                MAC N9303-121                                  MAC N9303-121
                P.O. Box 1517                             6th and Marquette Avenue
            Minneapolis, MN 55480                          Minneapolis, MN 55479
         By Hand prior to 4:30 p.m.:                           By Facsimile:
       Wells Fargo Bank Minnesota, N.A.               Wells Fargo Bank Minnesota, N.A.
           Corporate Trust Services                       Corporate Trust Services
      12th Floor Northstar East Building                  Telephone (612) 667-9764
           608 Second Avenue South                        Telecopy (612) 667-4927
            Minneapolis, MN 55402

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses listed below. A Holder may also contact such Holder's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect: (212) 754-8000
             Banks and Brokerage Firms, Please Call: (800) 654-2468
                      Holders Please Call: (800) 607-0088
                            Telecopy: (212) 754-8300

                        The Dealer Manager of the Offer:

                               CIBC WORLD MARKETS

                        425 Lexington Avenue, 3rd Floor
                            New York, New York 10017
                            Attention: Kevin McLeod
                           Telephone: (212) 885-4750
                            Telecopy: (212) 885-4998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX A

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM             TO

                         COMMISSION FILE NO. 333-27665

                         CONTINENTAL GLOBAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        31-1506889
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                    CO-REGISTRANTS AND SUBSIDIARY GUARANTORS

CONTINENTAL CONVEYOR & EQUIPMENT COMPANY   DELAWARE    34-1603197
GOODMAN CONVEYOR COMPANY                   DELAWARE    34-1603196

                                      CONTINENTAL CONVEYOR &
 CONTINENTAL GLOBAL GROUP, INC.         EQUIPMENT COMPANY             GOODMAN CONVEYOR COMPANY
      438 INDUSTRIAL DRIVE             438 INDUSTRIAL DRIVE               ROUTE 178 SOUTH
    WINFIELD, ALABAMA 35594          WINFIELD, ALABAMA 35594        BELTON, SOUTH CAROLINA 29627
         (205) 487-6492                   (205) 487-6492                   (864) 338-7793

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (sec. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of March 15, 2001 was $-0-.

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

     As of March 15, 2001, there were 100 shares of the registrant's common stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                      NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CONTINENTAL GLOBAL GROUP, INC.
                          2000 FORM 10-K ANNUAL REPORT
                               TABLE OF CONTENTS

 ITEM                                                                     PAGE
NUMBER                                                                   NUMBER
------                                                                   ------
                                    PART I
   1     Business....................................................      A-1
   2     Properties..................................................      A-3
   3     Legal Proceedings...........................................      A-3
   4     Submission of Matters to a Vote of Security Holders.........      A-4
                                   PART II
   5     Market for Registrant's Common Stock and Related Stockholder
         Matters.....................................................      A-4
   6     Selected Financial Data.....................................      A-5
   7     Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................      A-6
  7A     Quantitative and Qualitative Disclosures about Market
         Risk........................................................      A-9
   8     Financial Statements and Supplementary Data.................     A-10
   9     Changes in and Disagreements with Accountants on Accounting
         and Financial Disclosure....................................     A-35
                                   PART III
  10     Directors and Executive Officers of the Registrant..........     A-35
  11     Executive Compensation......................................     A-36
  12     Security Ownership of Certain Beneficial Owners and
         Management..................................................     A-37
  13     Certain Relationships and Related Transactions..............     A-37
                                   PART IV
  14     Exhibits, Financial Statement Schedules, and Reports on Form
         8-K.........................................................     A-38
         Signatures..................................................     A-39
         Index of Exhibits...........................................     A-40

                                     PART I

ITEM 1.  BUSINESS

GENERAL

     Continental Global Group, Inc. (hereinafter referred to as the "Company"), through its subsidiaries, is primarily engaged in the manufacture and distribution of bulk material handling and replacement equipment, primarily for use in the mining industry. The Company is a holding company organized under the Delaware General Corporation law and conducts all of its business through its direct and indirect operating subsidiaries. The Company's direct operating subsidiaries are Continental Conveyor and Equipment Company ("Continental") and Goodman Conveyor Company ("Goodman"). The Company also owns indirectly all of the capital stock of Continental Conveyor & Equipment Pty. Ltd. ("CCE Pty. Ltd."), an Australian holding company that owns all of the capital stock of four Australian operating companies. The Company also owns indirectly all of the capital stock of Continental Conveyor Ltd., a U.K. operating company, and Continental MECO (Pty.) Ltd., a South African operating company. During 1998, the Company purchased the majority of the assets and assumed certain liabilities constituting a majority of the operations of Huwood International ("Huwood"), a U.K. belt conveyor business. The operations of the Company's existing U.K. facilities were merged with the Huwood operations.

     While the Company primarily manages its operations on a geographical basis, the Company operates in two principal business segments: conveyor equipment and manufactured housing products. The conveyor equipment business, which comprised approximately 87.9%, 84.7%, and 85.0% of net sales for 2000, 1999, and 1998, respectively, markets its products in four main business areas. The mining equipment business area includes the design, manufacture and testing (and, outside the United States, installation and maintenance) of complete belt conveyor systems and components for mining application primarily in the coal industry. The conveyor components business area manufactures and sells components for conveyor systems primarily for resale through distributor networks. The engineered systems business area uses specialized project management and engineering skills to combine mining equipment products, purchased equipment, steel fabrication and other outside services for sale as complete conveyor equipment systems that meet specific customer requirements. The bulk conveyor equipment business area designs and manufactures a complete range of conveyor equipment sold to transport bulk materials, such as cement, lime, food products and industrial waste.

     The Company's manufactured housing products business, which comprised approximately 10.8%, 14.2%, and 13.9% of net sales for 2000, 1999, and 1998, respectively, manufactures and/or refurbishes axle components sold directly to the manufactured housing industry. As part of this segment, the Company also sells mounted tires and rims to the manufactured housing industry. Included in the other category is primarily the manufacture and sale of air filtration equipment for use in enclosed environments, principally in the textile industry. The manufacturing requirements for these products are generally compatible with conveyor equipment production and thus maximize utilization of the Company's manufacturing facilities for its primary products.

     Approximately 75.9% or $127.2 million of the Company's 2000 net sales were generated in the United States, 11.2% or $18.8 million in the United Kingdom, 10.9% or $18.2 million in Australia, and 2.0% or $3.4 million in other countries.

CUSTOMERS

     The Company's conveyor equipment business segment markets its products worldwide through a variety of marketing channels with different customer focuses. The Company sells its mining equipment and bulk conveyor equipment products and services primarily to mining companies and other end users, original equipment manufacturers and engineering contractors. The Company sells its conveyor components products to original equipment manufacturers, engineering contractors and replacement part distributors, primarily in the following industries: aggregates, such as rock, gravel, glass and cement materials; coal processing and mining; pulp, paper and forest products; above ground hard rock and mineral mining; food and grains; and environmental, sewage and waste water treatment. The Company sells its engineered systems products and services primarily to contractors and end users for applications in coal processing and mining, pulp and paper, composting systems, grain handling, cement products, open-pit mining and tunneling. The Company markets its manufactured housing products business segment directly to the manufactured housing industry in the United States.

     For the year ended December 31, 2000, the Company did not have sales to any single customer which exceeded 10% of the Company's total net sales. Net sales to the Company's top five conveyor equipment customers represented approximately 21.7% of the Company's total net sales for 2000. Although the Company has preferred supplier arrangements with a number of its major customers pursuant to which the Company and such customers effectively operate on a long-term basis, such arrangements generally are not governed by long-term contracts and may be terminated by either party at any time. A substantial portion of the Company's sales is on a project by project basis.

     For the years ended December 31, 1999 and 1998, sales to the Company's largest customer, Massey Energy Company, constituted approximately 11.5% and 12.9%, respectively, of the Company's total net sales.

COMPETITION

     The Company faces strong competition throughout the world in all of its product lines. The various markets in which the Company competes are fragmented into a large number of competitors, many of which are smaller businesses that operate in relatively specialized or niche areas. In addition, a number of the Company's competitors have financial and other resources greater than those of the Company. Competitive considerations vary for each business area, but generally include quality, price, reliability, availability and service.

SUPPLIERS

     The primary raw materials used by the Company to produce its products are steel and miscellaneous purchased parts such as bearings, electric motors and gear reducers. All materials are readily available in the marketplace. The Company is not dependent upon any single supplier for any materials essential to its business or that are not otherwise commercially available. The Company has been able to obtain an adequate supply of raw materials and no shortage of raw materials is currently anticipated.

BACKLOG

     Backlog at December 31, 2000, was $35.8 million, an increase of $6.1 million, or 21% from $29.7 million at December 31, 1999. Backlog at the Company's foreign subsidiaries increased by $4.8 million and backlog and the Company's domestic subsidiaries increased by $1.3 million. The Company expects to ship in excess of 95% of the backlogs in 2001.

EMPLOYEES

     As of December 31, 2000, the Company had approximately 1,180 employees, approximately 750 of whom were located in the United States. Approximately 190 of the employees at the Company's Winfield, Alabama facility are represented by The United Steelworkers of America Union and are covered by a four year collective bargaining agreement that expires in 2002. Approximately 260 of the production employees at the Company's Australian, United Kingdom, and South African facilities are covered by annual collective bargaining agreements that expire in 2001, and the Company is currently in negotiations for new agreements. The Company has not experienced any work stoppages since 1971 and believes its relations with its employees are good.

ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

     The Company is subject to a variety of environmental standards imposed by federal, state, local and foreign environmental laws and regulations. The Company is also subject to the federal Occupational Health and Safety Act and similar foreign and state laws. The Company periodically reviews its procedures and policies for compliance with environmental and health and safety laws and regulations and believes that it is in substantial compliance with all such material laws and regulations applicable to its operations. Historically the costs of compliance with environmental, health and safety requirements have not been material to the Company.

ITEM 2.  PROPERTIES

     The Company conducts its operations through the following primary facilities:

                                   APPROXIMATE                                        OWNED/
LOCATION                          SQUARE FOOTAGE          PRINCIPAL FUNCTION          LEASED
--------                          --------------          ------------------          ------
UNITED STATES:
  Winfield, Alabama                  220,000        Headquarters, manufacturing        Owned
  Belton, South Carolina             191,000        Administration, manufacturing      Owned
  Salyersville, Kentucky             111,000        Manufacturing                      Owned
  Pueblo, Colorado                    75,600        Manufacturing                      Owned
  Eatonton, Georgia                   22,000        Administration, manufacturing     Leased(1)
AUSTRALIA:
  Somersby, New South Wales           42,000        Administration, engineering,       Owned
                                                    sales, and manufacturing
  Mackay, Queensland                  32,000        Manufacturing, and                Leased(2)
                                                    installation support
  Minto, New South Wales              22,173        Manufacturing                      Owned
ENGLAND
  Gateshead, UK                      234,810        Administration, engineering,      Leased(3)
                                                    sales, and manufacturing
SOUTH AFRICA
  Alrode, South Africa                24,456        Administration, engineering,      Leased(4)
                                                    sales, and manufacturing

---------------
(1) Expires in October 2003. The Company holds an option to buy such property at the end of the lease term.

(2) Current lease is month to month and the Company is looking for smaller premises.

(3) Expires in August 2003 with option to renew for additional five years with option to purchase at market value.

(4) Expires in May 2001. The Company is negotiating an extension of the lease.

     In addition to the foregoing facilities, the Company has a number of leased warehouses and field sales offices in various locations throughout the United States and Australia. The Company believes that substantially all of its property and equipment is in a condition appropriate for its operations and that it has sufficient capacity to meet its current operational needs. Each of the Company-owned United States facilities is subject to a mortgage securing payment of indebtedness under the Revolving Credit Facility. In addition, the Company's owned facilities in Australia are subject to mortgage securing payment of indebtedness under the Australian Revolving Credit Facility. See Note D, "Financing Arrangements," to the Consolidated Financial Statements.

ITEM 3.  LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceeding which it believes could have a material adverse effect upon its results of operations or financial condition, or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     During the quarter ended December 31, 2000, N.E.S. Investment Co., the Company's sole stockholder, by written consent, elected all members of the Company's Board of Directors. See Part III, Item 10.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company is a direct wholly-owned subsidiary of N.E.S. Investment Co. There is no established public trading market for the Company's common stock. As of March 15, 2001, the Company had one stockholder. The Company paid no dividends in 2000 or 1999. See Note D, "Financing Arrangements", to the Consolidated Financial Statements, Part II, Item 8, for limitations on dividends.

ITEM 6.  SELECTED FINANCIAL DATA

     The following table presents selected financial and operating data of the Company for each of the five years in the period ended December 31, 2000. The data should be read in conjunction with the Consolidated Financial Statements and related Notes included in this report on Form 10-K.

                                             2000       1999     1998(1)    1997(2)      1996
                                           --------   --------   --------   --------   --------
                                                      (DATA IN 000'S, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Net sales................................  $167,589   $213,506   $253,873   $215,673   $145,493
Gross profit.............................    26,526     31,764     42,936     43,112     28,808
Operating income.........................     3,592      5,316     14,331     20,013     12,037
Interest expense.........................    15,826     15,225     14,658     12,308      2,889
Net income (loss)........................   (13,114)    (8,728)     1,175      7,838      9,872(3)
OTHER DATA:
Depreciation and amortization............     3,077      3,550      3,393      2,708      1,012
Operating cash flows.....................    (6,458)   (12,261)     8,592     10,176      9,873
EBITDA(4)................................     7,152     10,240     18,912     22,868     12,841
Ratio of earnings to fixed charges(5)....        --         --       1.08       1.64       3.69
BALANCE SHEET DATA:
Cash and cash equivalents................    16,942     18,300     26,351     30,883      1,022
Total assets.............................   110,136    122,903    145,757    129,725     46,499
Long-term debt, including current
  portion................................   124,722    126,028    123,322    129,870     14,143
Stockholder's equity (deficit)...........   (61,063)   (45,878)   (37,506)   (35,973)     1,994

---------------

(1) Reflects the acquisition during 1998 of Huwood.

(2) Reflects the acquisitions during 1997 of BCE, Hewitt-Robins, and MECO.

(3) Includes extraordinary gain on early extinguishment of debt of $932.

(4) EBITDA represents earnings before extraordinary items, interest, taxes, depreciation, amortization, and restructuring charges. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to the credit agreement and the Indenture, and the Company understands that it is used by certain investors as a measure of a Company's historical ability to service debt.

(5) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rent expense from operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were inadequate to cover fixed charges in the years ended December 31, 2000 and 1999 by $11,200 and $8,728, respectively.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, on a comparative basis, certain income statement data as a percentage of net sales for the fiscal years ended December 31, 2000, 1999, and 1998.

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Net sales...................................................  100.0%   100.0%   100.0%
Cost of products sold.......................................   84.2     85.1     83.1
Gross profit................................................   15.8     14.9     16.9
SG&A expenses...............................................   12.8     11.4     10.2
Management fee..............................................    0.2      0.2      0.4
Amortization expense........................................    0.4      0.3      0.3
Restructuring charge........................................    0.3      0.5      0.4
Operating income............................................    2.1      2.5      5.6

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

  Net Sales

     Net sales decreased $45.9 million, or 21%, from $213.5 million in 1999 to $167.6 million in 2000. The Company's domestic operations of the conveyor equipment segment accounted for $9.0 million of the decrease due to lower capital spending by the Company's major customers in the coal industry. Net sales in the foreign operations of the conveyor equipment segment decreased $24.7 million, primarily due to a decrease in sales of $21.0 million at the Company's Australian subsidiary. This decrease was primarily due to the completion of major projects in 1999 that were not repeated in 2000, combined with the soft market in the coal industry. Net sales in the Company's United Kingdom and South African subsidiaries decreased $3.7 million. Net sales in the Company's manufactured housing products segment decreased $12.2 million due to the decrease by its customers in the production and shipment of manufactured homes. This decrease in the production and shipment of manufactured homes is primarily the result of excess finished home inventory and the negative impact that the tight credit market has had on the purchase of new manufactured homes. The Company does not expect sales in the manufactured housing products segment to improve in 2001.

  Gross Profit

     Gross profit decreased $5.2 million, or 16%, from $31.7 million in 1999 to $26.5 million in 2000. Gross profit in the Company's domestic conveyor equipment segment decreased $4.1 million due to lower sales volume. Gross profit in the United Kingdom and South African operations decreased $2.7 million due to lower sales volumes and lower margins on project contracts. This decrease was favorably offset by a $2.3 million increase in gross profit in the Australian operations due to improved margins. The improved margins were the result of the restructuring initiatives combined with the completion of the major projects in 1999 and a greater concentration on value added products. Gross profit in the manufactured housing products segment decreased $0.7 million due to the lower sales volume.

  SG&A Expenses

     SG&A expenses decreased $2.8 million, or 12%, from $24.3 million in 1999 to $21.5 million in 2000. The decrease primarily occurred in the Company's conveyor equipment segment due to the favorable impact of the restructuring initiatives in the foreign subsidiaries and the reduction in domestic manpower that occurred in the third quarter of 1999.

  Operating Income

     Operating income decreased $1.7 million, or 32%, from $5.3 million in 1999 to $3.6 million in 2000. The decrease is the result of the $5.2 million decrease in gross profit, offset by the favorable reduction of $2.8 million in SG&A expenses, $0.1 million in management fees, and $0.6 million in restructuring charges.

  Restructuring Charges

     The Company incurred restructuring charges of approximately $0.5 million, $1.1 million, and $1.1 million in 2000, 1999 and 1998, respectively, related to its Australian and United Kingdom subsidiaries. In 1998, the Company executed a plan to close certain Australian manufacturing facilities and merge the operations with other existing facilities; in 1999 and 2000, the Company made further reductions in office staff and facilities. In the United Kingdom, following the acquisition of Huwood in August 1998, the Company consolidated its existing operations and facilities into the Huwood operations. These restructuring charges consist primarily of severance of approximately 220 employees and relocation costs. As of December 31, 2000, the Company's Australian and United Kingdom subsidiaries have paid approximately $2.5 million of the charges incurred to date.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

  Net Sales

     Net sales decreased $40.4 million, or 16%, from $253.9 million in 1998 to $213.5 million in 1999. Net sales in the conveyor equipment segment decreased by $34.9 million. The decrease in the conveyor equipment segment primarily resulted from a decrease in domestic conveyor equipment sales of $16.3 million and a decrease in sales at the Australian subsidiary of $21.9 million, partially offset by increased sales in the United Kingdom and South African subsidiaries of $3.3 million. The decrease in domestic conveyor sales is the result of reduced capital purchases in the U.S. coal industry that the Company believes were significantly related to excessive coal inventory levels. The sales decrease in Australia is due to the completion of major projects in the first quarter of 1999 that started in the second quarter of 1998. The increase in sales in the United Kingdom is primarily attributable to the impact of the acquisition of Huwood. Net sales in the Company's mobile home products segment and other segment decreased by $4.9 million and $0.6 million, respectively. The decrease in the mobile home products segment is attributable to regional softness in the mobile home market.

  Gross Profit

     Gross profit decreased $11.1 million, or 26%, from $42.9 million in 1998 to $31.8 million in 1999. Gross profit in the conveyor equipment segment decreased by $10.1 million and gross profit in the mobile home products segment and other segment decreased by $0.8 million and $0.2 million, respectively. While gross profit margins as a percentage of sales in the Company's domestic conveyor equipment operations showed a small improvement, gross profit decreased by $3.0 million primarily due to decreased sales volume caused by reduced capital purchases in the U.S. coal industry. Gross profit in the foreign conveyor equipment operations declined by $7.1 million, primarily in the Australian operation, in part due to lower sales volume and competitive market conditions, and primarily due to lower margins resulting from subcontract cost overruns on major fixed-price contracts in 1999.

  SG&A Expenses

     Selling, general, and administrative expenses decreased $1.6 million, or 6%, from $25.9 million in 1998 to $24.3 million in 1999. This decrease is the result of the favorable impact of the restructuring initiatives in the foreign subsidiaries combined with a reduction in domestic manpower that occurred in the third quarter of 1999.

  Operating Income

     Operating income decreased $9.0 million, or 63%, from $14.3 million in 1998 to $5.3 million in 1999. The decrease is the result of the $11.1 million decrease in gross profit, offset by the $1.6 million decrease in SG&A expenses and a $0.5 million decrease in management fees. Management fees are calculated as 5% of the Company's Adjusted EBITDA earnings (earnings before interest and estimated taxes, depreciation, amortization, and miscellaneous expense or income) under the terms of the Management Agreement with Nesco, Inc.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by (used in) operating activities was $(6.5) million, $(12.3) million, and $8.6 million for the years ending December 31, 2000, 1999, and 1998, respectively. Net cash used in operations in 2000 represents the current year net loss offset by significant non-cash expenses, such as depreciation, amortization, deferred income taxes, and provisions for doubtful accounts. The decrease in operating cash flows from 1998 to 1999 is primarily the result of the net loss and a net decrease in operating assets and liabilities. The significant changes in operating assets in 1999 and 1998, specifically accounts receivable, inventories and accounts payable, are the result of significantly higher 1998 fourth quarter sales at the Company's Australian subsidiary.

     Net cash used in investing activities was $1.4 million, $2.9 million, and $7.9 million for the years ending December 31, 2000, 1999 and 1998, respectively. Net cash used in investing activities in 2000 and 1999 represents net purchases of property, plant, and equipment. Investing activities in 1998 included the acquisition of Huwood for $5.0 million and net purchases of property, plant, and equipment for $2.9 million.

     Net cash provided by (used in) financing activities was $6.5 million, $7.0 million, and $(4.9) million for the years ending December 31, 2000, 1999, and 1998, respectively. Net cash provided by financing activities in 2000 is the result of a $7.4 million net increase in borrowings on notes payable and $0.7 million in proceeds from long-term obligations, offset by $1.6 million of principal payments on long-term obligations. The Company's domestic subsidiaries account for $6.3 million of the net increase in borrowings on notes payable. The proceeds from long-term obligations were used for the construction of a new idler line at the Company's domestic operations.

     Net cash provided by financing activities in 1999 primarily represented a net increase in borrowings on notes payable of $6.0 million and proceeds from long-term obligations of $5.5 million, offset by principal payments on long-term obligations of $3.2 million. The Company's domestic subsidiaries accounted for $5.8 million of the net increase in borrowings on notes payable. The proceeds from long-term obligations included a note payable of $1.6 million that was used for the purchase of a previously leased manufacturing facility in Colorado, a note payable of approximately $0.9 million that was used for the construction of a new idler line at the Company's domestic operations, and a term loan of approximately $2.9 million at the Company's Australian subsidiary. The proceeds of the term loan in Australia were used to pay the outstanding balance of the BCE Seller Notes for approximately $2.1 million, and the balance for working capital. The Company also paid distributions for income taxes under the Tax Payment Agreement of $1.3 million, $1.2 million of which was for 1998 income taxes.

     The net cash used in financing activities in 1998 was primarily a result of the Company's reduction in long-term obligations of $6.4 million. This included payment in full of the promissory note payable to Joy Technologies, Inc. in the amount of $5.2 million. The Company also paid distributions for income taxes under the Tax Payment Agreement of $0.7 million. This was offset by a net increase in borrowings on notes payable of $2.2 million.

     The Company's primary capital requirements consist of capital expenditures and debt service. The Company expects current financial resources (working capital) and funds from operations to be adequate to meet anticipated cash requirements. In 2001, the Company anticipates capital expenditures of approximately $1.5 million for new and replacement equipment. At December 31, 2000, the Company had cash and cash equivalents of $16.9 million and a credit facility line with $14.7 million available for use. The Company's

$4.2 million (US dollars based upon exchange rate of .5588 to 1.00) Australian credit facility, of which $3.4 million is currently being utilized, has been extended to December 31, 2001.

INTERNATIONAL OPERATIONS

     The Company transacts business in a number of countries throughout the world and has facilities in the United States, Australia, the United Kingdom, and South Africa. As a result, the Company is subject to business risks inherent in non-U.S. operations, including political and economic uncertainty, import and export limitations, exchange controls and currency fluctuations. The Company believes that the risks related to its foreign operations are mitigated by the relative political and economic stability of the countries in which its largest foreign operations are located. As the U.S. dollar strengthens and weakens against foreign currencies in which the Company transacts business, its financial results will be affected. The principal foreign currencies in which the Company transacts business are the Australian dollar, the British pound sterling, and the South African rand. The fluctuation of the U.S. dollar versus other currencies resulted in increases (decreases) to stockholder's equity of approximately $(2.1) million and $0.5 million for the years ended December 31, 2000 and 1999, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities" which, as amended by FASB Statements 137 and 138, is required to be adopted on January 1, 2001. Statement 133 requires all derivatives to be recognized as either assets or liabilities in the balance sheet and be measured at fair value. The adoption of the new Statement will not have a material effect on earnings or the financial position of the Company.

CAUTIONARY STATEMENT FOR SAFE HARBOR PURPOSES

     This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those matters expressed in or implied by such forward-looking statements.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates. The tables present principal cash flows and related weighted-average interest rates by expected maturity dates for debt obligations as of December 31, 2000 and 1999.

                           INTEREST RATE SENSITIVITY
                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                             AVERAGE INTEREST RATE

                                                                                                 FAIR VALUE,
                            2001     2002    2003     2004     2005    THEREAFTER     TOTAL       12/31/00
                           ------    ----    ----    ------    ----    ----------    --------    -----------
                                                        (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2000:
Long-Term Obligations,
  including current
  portion
  Fixed Rate.............  $1,628    $404    $441    $1,664    $ 95     $120,000     $124,232      $43,753
  Average interest
    rate.................      11%     11%     11%       11%     11%          11%
  Variable Rate..........  $   10    $ 11    $ 13    $   15    $ --     $     --     $     49      $    49
  Average interest
    rate.................      15%     15%     15%       15%

                                                                                                 FAIR VALUE,
                            2000     2001    2002     2003     2004    THEREAFTER     TOTAL       12/31/99
                           ------    ----    ----    ------    ----    ----------    --------    -----------
AS OF DECEMBER 31, 1999:
Long-Term Obligations,
  including current
  portion
  Fixed Rate.............  $2,874    $237    $257    $  280    $286     $121,200     $125,134      $67,489
  Average interest
    rate.................      11%     11%     11%       11%     11%          11%
  Variable Rate..........  $   21    $ 12    $ 14    $   16    $ 18     $     --     $     81      $    81
  Average interest
    rate.................      16%     16%     16%       16%     16%

     The Company's interest income and expense are most sensitive to changes in the general level of U.S. interest rates. In this regard, changes in U.S. interest rates affect the interest earned on the Company's cash equivalents as well as interest paid on its debt. To mitigate the impact of fluctuations in U.S. interest rates, the Company generally borrows on a long-term basis to maintain a debt structure that is fixed rate in nature.

     A portion of the Company's operations consists of manufacturing and sales activities in foreign jurisdictions. The Company manufactures and sells its products in the United States, Australia, the United Kingdom, and South Africa. As a result, the Company's financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company distributes its products. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Australian dollar, the British pound sterling, and the South African rand. The Company entered into a foreign currency forward contract to hedge certain firm sales commitments in Australia totaling $1.9 million and to reduce the Company's exposure to the risk that the eventual net cash inflows resulting from the sale of products denominated in a currency other than the businesses functional currency will be adversely impacted by changes in the exchange rate of the Australian dollar.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

     The Report of Independent Auditors and the Consolidated Financial Statements of Continental Global Group, Inc. for each of the three years in the period ended December 31, 2000 are included herein.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder
Continental Global Group, Inc.

     We have audited the accompanying consolidated balance sheets of Continental Global Group, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental Global Group, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Cleveland, Ohio
March 29, 2001

                         CONTINENTAL GLOBAL GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $ 16,941,949    $ 18,299,610
  Accounts receivable, less allowance for doubtful accounts
     of $1,551,947 in 2000 and $700,220 in 1999.............    28,468,042      30,469,614
  Inventories...............................................    28,076,134      31,327,817
  Other current assets......................................       632,012       1,940,793
                                                              ------------    ------------
Total current assets........................................    74,118,137      82,037,834
Property, plant and equipment...............................    26,162,365      27,007,610
Less accumulated depreciation...............................    11,575,056      10,305,220
                                                              ------------    ------------
                                                                14,587,309      16,702,390
Goodwill....................................................    17,922,783      19,642,467
Deferred financing costs....................................     3,249,389       3,769,291
Deferred income taxes.......................................            --         498,366
Other assets................................................       258,437         252,479
                                                              ------------    ------------
                                                              $110,136,055    $122,902,827
                                                              ============    ============
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT):
Current liabilities:
  Notes payable.............................................  $ 15,630,900    $  8,600,499
  Trade accounts payable....................................    17,463,905      21,506,028
  Accrued compensation and employee benefits................     4,648,933       5,090,694
  Accrued interest on senior notes..........................     3,300,000       3,300,000
  Deferred income taxes.....................................     1,594,089         673,056
  Other accrued liabilities.................................     3,398,710       3,582,360
  Current maturities of long-term obligations...............     1,931,676       3,140,588
                                                              ------------    ------------
Total current liabilities...................................    47,968,213      45,893,225
Deferred income taxes.......................................       440,894              --
Senior notes................................................   120,000,000     120,000,000
Other long-term obligations, less current maturities........     2,790,135       2,887,477
Stockholder's equity (deficit):
  Common stock, as of December 31, 2000: $0.01 par value,
     authorized 5,000,000 shares, issued and outstanding 100
     shares; Common stock, as of December 31, 1999: no par
     value, authorized 1,500 shares, issued and outstanding
     100 shares at stated value of $5 per share.............             1             500
  Paid-in capital...........................................     1,993,687       1,993,188
  Accumulated deficit.......................................   (58,195,967)    (45,081,586)
  Accumulated other comprehensive loss......................    (4,860,908)     (2,789,977)
                                                              ------------    ------------
                                                               (61,063,187)    (45,877,875)
                                                              ------------    ------------
                                                              $110,136,055    $122,902,827
                                                              ============    ============

                See notes to consolidated financial statements.

                         CONTINENTAL GLOBAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEARS ENDED DECEMBER 31
                                                  --------------------------------------------
                                                      2000            1999            1998
                                                  ------------    ------------    ------------
Net sales.......................................  $167,588,772    $213,505,727    $253,873,062
Cost of products sold...........................   141,063,142     181,741,526     210,936,820
                                                  ------------    ------------    ------------
Gross profit....................................    26,525,630      31,764,201      42,936,242
Operating expenses:
  Selling and engineering.......................    12,572,872      14,980,861      16,486,633
  General and administrative....................     8,919,150       9,276,131       9,394,792
  Management fee................................       350,978         466,615         932,820
  Amortization expense..........................       609,629         618,533         663,478
  Restructuring charge..........................       481,192       1,106,345       1,127,482
                                                  ------------    ------------    ------------
Total operating expenses........................    22,933,821      26,448,485      28,605,205
                                                  ------------    ------------    ------------
Operating income................................     3,591,809       5,315,716      14,331,037
Other expenses:
  Interest expense..............................    15,825,845      15,225,465      14,658,149
  Interest income...............................    (1,032,425)       (913,975)     (1,568,086)
  Miscellaneous, net............................        (1,961)       (267,499)        (60,786)
                                                  ------------    ------------    ------------
Total other expenses............................    14,791,459      14,043,991      13,029,277
                                                  ------------    ------------    ------------
Income (loss) before income taxes...............   (11,199,650)     (8,728,275)      1,301,760
Income taxes....................................     1,914,731              --         127,166
                                                  ------------    ------------    ------------
Net income (loss)...............................  $(13,114,381)   $ (8,728,275)   $  1,174,594
                                                  ============    ============    ============

                See notes to consolidated financial statements.

                         CONTINENTAL GLOBAL GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                                         ACCUMULATED
                                                                            OTHER
                                                                        COMPREHENSIVE
                                   COMMON    PAID-IN     ACCUMULATED       INCOME
                                   STOCK     CAPITAL       DEFICIT         (LOSS)          TOTAL
                                   ------   ----------   ------------   -------------   ------------
Balance at December 31, 1997.....  $ 500    $1,993,188   $(35,456,724)   $(2,509,820)   $(35,972,856)
Comprehensive income:
  Net income.....................     --            --      1,174,594             --       1,174,594
  Foreign currency translation
     adjustment..................     --            --             --       (786,247)       (786,247)
                                                                                        ------------
Total comprehensive income.......                                                            388,347
Distributions for income taxes...     --            --     (1,921,685)            --      (1,921,685)
                                   -----    ----------   ------------    -----------    ------------
Balance at December 31, 1998.....    500     1,993,188    (36,203,815)    (3,296,067)    (37,506,194)
Comprehensive income (loss):
  Net loss.......................     --            --     (8,728,275)            --      (8,728,275)
  Foreign currency translation
     adjustment..................     --            --             --        506,090         506,090
                                                                                        ------------
Total comprehensive loss.........                                                         (8,222,185)
Distributions for income taxes...     --            --       (149,496)            --        (149,496)
                                   -----    ----------   ------------    -----------    ------------
Balance at December 31, 1999.....    500     1,993,188    (45,081,586)    (2,789,977)    (45,877,875)
Comprehensive loss:
  Net loss.......................     --            --    (13,114,381)            --     (13,114,381)
  Foreign currency translation
     adjustment..................     --            --             --     (2,070,931)     (2,070,931)
                                                                                        ------------
Total comprehensive loss.........                                                        (15,185,312)
Change in par value of stock.....   (499)          499             --             --              --
                                   -----    ----------   ------------    -----------    ------------
Balance at December 31, 2000.....  $   1    $1,993,687   $(58,195,967)   $(4,860,908)   $(61,063,187)
                                   =====    ==========   ============    ===========    ============

                See notes to consolidated financial statements.

                         CONTINENTAL GLOBAL GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            YEARS ENDED DECEMBER 31
                                                  --------------------------------------------
                                                      2000            1999            1998
                                                  ------------    ------------    ------------
Operating activities:
  Net income (loss).............................  $(13,114,381)   $ (8,728,275)   $  1,174,594
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Provision for depreciation and
       amortization.............................     3,076,778       3,550,219       3,392,540
     Amortization of deferred financing costs...       519,902         519,903         519,903
     Deferred income taxes......................     1,885,591              --              --
     Provision for doubtful accounts............     1,617,501         383,223         586,265
     Loss (gain) on disposal of assets..........         6,867        (450,868)        (79,150)
     Changes in operating assets and
       liabilities:
       Decrease (increase) in accounts
          receivable............................      (966,740)     14,179,184     (11,166,742)
       Decrease (increase) in inventories.......     2,515,947       1,170,026      (3,406,938)
       Decrease (increase) in other assets......     1,185,269         485,303      (1,035,431)
       Increase (decrease) in accounts payable
          and other current liabilities.........    (3,184,710)    (23,370,152)     18,606,481
                                                  ------------    ------------    ------------
Net cash provided by (used in) operating
  activities....................................    (6,457,976)    (12,261,437)      8,591,522
                                                  ------------    ------------    ------------
Investing activities:
  Purchases of property, plant, and equipment...    (1,494,957)     (4,030,367)     (3,040,464)
  Proceeds from disposals of PP&E...............       122,397       1,091,350         150,143
  Purchase of Huwood............................            --              --      (4,966,050)
                                                  ------------    ------------    ------------
Net cash used in investing activities...........    (1,372,560)     (2,939,017)     (7,856,371)
                                                  ------------    ------------    ------------
Financing activities:
  Net increase in borrowings on notes payable...     7,377,782       6,000,950       2,254,074
  Proceeds from long-term obligations...........       775,887       5,516,166              --
  Principal payments on long-term obligations...    (1,634,659)     (3,212,088)     (6,389,046)
  Distributions for income taxes................            --      (1,305,562)       (745,581)
                                                  ------------    ------------    ------------
Net cash provided by (used in) financing
  activities....................................     6,519,010       6,999,466      (4,880,553)
Effect of exchange rate changes on cash.........       (46,135)        149,898        (386,631)
                                                  ------------    ------------    ------------
Decrease in cash and cash equivalents...........    (1,357,661)     (8,051,090)     (4,532,033)
Cash and cash equivalents at beginning of
  year..........................................    18,299,610      26,350,700      30,882,733
                                                  ------------    ------------    ------------
Cash and cash equivalents at end of year........  $ 16,941,949    $ 18,299,610    $ 26,350,700
                                                  ============    ============    ============

                See notes to consolidated financial statements.

                         CONTINENTAL GLOBAL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

A. ORGANIZATION

     Continental Global Group, Inc. (the "Company") was formed on February 4, 1997, for the purpose of owning all of the common stock of Continental Conveyor & Equipment Company ("CCE") and Goodman Conveyor Company ("GCC"). The Company, which is a holding company with limited assets and operations other than its investments in its subsidiaries, is owned 100% by N.E.S. Investment Co.

     Prior to January 1, 1997, CCE and GCC were limited partnerships under common control by NES Group, Inc. (the parent company of N.E.S. Investment Co.), the 99% limited partner. Effective January 1, 1997, NES Group, Inc., transferred its interest in the limited partnerships to CCE and GCC. Effective February 1997, NES Group, Inc. transferred to the Company all of the outstanding capital stock of CCE and GCC.

B. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     The Company recognizes revenue from sales at the time of shipment.

     The Company adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," effective October 1, 2000. The SAB did not have a material impact on the consolidated financial statements. The Company also adopted the provisions of Emerging Issues Task Force Issue No. 00-01, "Accounting for Shipping and Handling Fees and Costs," effective October 1, 2000. As a result, net sales now include external freight billed to customers and the related costs are included in cost of sales. Prior year amounts have been reclassified.

  Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

  Inventories

     Inventories, which consist of raw materials, manufactured and purchased parts, and work in process are stated at the lower of cost or market. Since inventory records are maintained on a job order basis, it is not practical to segregate inventories into their major classes. The cost for approximately 62% of inventories at December 31, 2000 and 1999 is determined using the last-in, first-out ("LIFO") method with the remainder determined using the first-in, first-out ("FIFO") method. Had the FIFO method of inventory (which approximates replacement cost) been used to cost all inventories, inventories would have increased by approximately $1,690,000 and $1,527,000 at December 31, 2000 and 1999, respectively.

  Goodwill

     Goodwill is being amortized on a straight-line basis, primarily over 40 years. The balance of accumulated amortization of goodwill was approximately $2,029,000 and $1,610,000 at December 31, 2000 and 1999, respectively. The ongoing value and remaining useful life of goodwill are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable.

                         CONTINENTAL GLOBAL GROUP, INC.

  Impairment of Long-lived Assets

     Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company's estimate of undiscounted cash flows over the assets remaining estimated useful life is less than the asset's carrying value. Measurement of the amount of impairment may be based on appraisal, market values of similar assets, or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

  Stockholder's Equity

     In the third quarter of 2000, the Board of Directors approved an amendment to the certificate of incorporation which increased the number of shares which the Company is authorized to issue to 5,000,000 shares with a par value of $0.01. At December 31, 2000, the Company had issued and outstanding 100 shares.

  Restructuring Charges

     The Company incurred restructuring charges of approximately $481,000, $1,106,000 and $1,127,000 in 2000, 1999 and 1998, respectively, related to its
Australian and United Kingdom subsidiaries. In 1998, the Company executed a plan to close certain Australian manufacturing facilities and merge the operations with other existing facilities; in 1999 and 2000, the Company made further reductions in office staff and facilities. In the United Kingdom, following the acquisition of Huwood in August 1998, the Company consolidated its existing operations and facilities into the Huwood operations. These restructuring charges consist primarily of severance of approximately 220 employees and relocation costs. As of December 31, 2000, the Company's Australian and United Kingdom subsidiaries have paid approximately $2,506,000 of the charges incurred to date.

  Advertising Expense

     The cost of advertising is expensed as incurred. The Company incurred approximately $583,000, $869,000, and $831,000 in advertising costs for the years ended December 31, 2000, 1999, and 1998, respectively.

  Foreign Currency Translation

     The assets and liabilities of the Company's foreign subsidiaries are translated at current exchange rates, while revenues and expenses are translated at average rates prevailing during the year. The effects of exchange rate fluctuations have been reported in other comprehensive income (loss). The effect on the statements of operations of transaction gains and losses is insignificant for all years presented.

  Derivative Financial Instruments

     The Company uses forward exchange contracts (principally against the Australian dollar and the U.S. dollar) to hedge certain firm sales commitments of its foreign subsidiaries. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash inflows resulting from the sale of products denominated in a currency other than the functional currency of the respective business will be adversely impacted by changes in exchange rates.

  Comprehensive Income (Loss)

     Accumulated other comprehensive income (loss) consists entirely of foreign currency translation adjustments for all years presented.

                         CONTINENTAL GLOBAL GROUP, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Accounting Pronouncements

     In June 1998, the FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities" which, as amended by FASB Statements 137 and 138, is required to be adopted on January 1, 2001. Statement 133 requires all derivatives to be recognized as either assets or liabilities in the balance sheet and be measured at fair value. The adoption of the new Statement will not have a material effect on earnings or the financial position of the Company.

  Reclassifications

     Certain amounts from the prior year financial statements have been reclassified to conform to current year presentation.

C. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. The balances of the major classes of property, plant and equipment at December 31, 2000 and 1999 are as follows:

                                                               2000           1999
                                                            -----------    -----------
Land and improvements.....................................  $ 1,079,411    $ 1,159,208
Buildings and improvements................................    6,555,863      6,482,426
Machinery and equipment...................................   18,527,091     19,365,976
                                                            -----------    -----------
                                                            $26,162,365    $27,007,610
                                                            ===========    ===========

     Depreciation expense for the years ended December 31, 2000, 1999, and 1998 was $2,467,149, $2,931,686, and $2,729,062, respectively. Depreciation is primarily computed using the straight-line method based on the expected useful lives of the assets. The estimated useful lives for buildings and improvements range from 10 to 31.5 years; the estimated useful lives for machinery and equipment range from 2.5 to 12.5 years. Repair and maintenance costs are expensed as incurred.

                         CONTINENTAL GLOBAL GROUP, INC.

D. FINANCING ARRANGEMENTS

     Long-term obligations consist of the following:

                                                               AS OF DECEMBER 31
                                                          ----------------------------
                                                              2000            1999
                                                          ------------    ------------
Senior Notes, interest at 11% payable semi-annually in
  arrears, due 2007.....................................  $120,000,000    $120,000,000
Note payable by CCE for purchase of Colorado facility;
  interest rate of 7.445%; payable in monthly
  installments through 5/1/04...........................     1,506,227       1,567,076
Note payable by CCE for idler equipment; interest rate
  of 8.845%; payable in monthly installments through
  6/13/05...............................................     1,468,527         909,717
Term loan payable by Australian subsidiary; interest
  rate of 7.55%; maturity date of 12/31/01..............     1,257,300       2,656,800
Note payable by South Africa for purchase of computer
  system; variable interest rate (14.5% and 15.551% at
  December 31, 2000 and 1999, respectively); payable in
  monthly installments through 12/31/04.................        48,996          81,179
Obligations under capital leases........................       440,761         813,293
                                                          ------------    ------------
                                                           124,721,811     126,028,065
Less current maturities.................................     1,931,676       3,140,588
                                                          ------------    ------------
                                                          $122,790,135    $122,887,477
                                                          ============    ============

     Maturities of long-term obligations are as follows:

2001...........................................  $  1,931,676
2002...........................................       522,092
2003...........................................       494,356
2004...........................................     1,679,091
2005...........................................        94,596
Thereafter.....................................   120,000,000
                                                 ------------
                                                 $124,721,811
                                                 ============

     The $120 million 11% Senior Notes due 2007 ("Senior Notes") are registered under the Securities Act of 1933. Interest on the notes is payable semi-annually in arrears. The Senior Notes are redeemable at the option of the Company, in whole or in part, any time on or after 2002 subject to certain call premiums. The Senior Notes are guaranteed by the Company's domestic subsidiaries and certain of its Australian subsidiaries and contain various restrictive covenants that, among other things, place limitations on the sale of assets, payment of dividends, and incurring additional indebtedness and restrict transactions with affiliates.

     During the second quarter of 2000, the Company's United States operations completed the purchase of equipment for production of a new idler at a total cost of approximately $1,705,000. The purchase was financed with a note payable bearing an interest rate of 8.845% and maturing on June 13, 2005. The note is secured by the equipment.

                         CONTINENTAL GLOBAL GROUP, INC.

     During the second quarter of 1999, the Company's United States operations purchased a manufacturing facility previously leased in Colorado for $1,600,000. The purchase was financed through a term note bearing an interest rate of 7.445% with a maturity date of May 1, 2004. The note is secured by the property.

     In July 1999, the Company's Australian subsidiary obtained a term loan of approximately $2,900,000. These proceeds were used to pay the outstanding balance of the BCE seller notes for approximately $2,100,000 and the balance for working capital.

     In the fourth quarter of 1999, the Company's South African subsidiary purchased a new computer system for approximately $82,000. The purchase was financed through a note payable maturing on December 31, 2004. The interest rate is variable and was 14.5% and 15.551% at December 31, 2000 and 1999, respectively.

     CCE, GCC and Bank One, Cleveland, NA are parties to a credit facility and security agreement dated September 14, 1992, as amended, restated and consolidated through March 28, 2000, ("Revolving Credit Facility") pursuant to which Bank One has provided CCE and GCC jointly with a line of credit of $30 million. The availability under the Revolving Credit Facility is equal to the sum of (i) 85% of eligible accounts receivable and (ii) 55% of eligible inventory. The Revolving Credit Facility is guaranteed by the Company and secured by a lien on substantially all of the assets of CCE and GCC. In addition, the Revolving Credit Facility contains certain financial and other covenants which, among other things, establish minimum debt coverage and net working capital requirements. The Revolving Credit Facility will be fully revolving until final maturity on June 30, 2003, and will bear interest at a fluctuating rate based on the prime rate. At December 31, 2000 and 1999, the Company had an outstanding balance under the Revolving Credit Facility of $12,040,346 and $5,768,503, respectively. The weighted average interest rate for this facility was 9.3% and 8.3% in 2000 and 1999, respectively.

     The Company's Australian subsidiary has a revolving credit facility with the National Australia Bank Limited which provides a line of credit of $3.0 million (Australian dollars). The facility is secured by a lien on substantially all of the assets of the BCE subsidiaries, bears interest at a fluctuating rate based on the base rate of the National Australia Bank, and matures on December 31, 2001. At December 31, 2000, the facility was fully utilized. At December 31, 1999, approximately $1.6 million (Australian dollars) was available for use. The outstanding balance under this facility was $1,783,401 and $844,808 (U.S.$) at December 31, 2000 and 1999, respectively. The weighted average interest rate for this facility was 9.5% in 2000 and 1999.

     The Company's United Kingdom subsidiary has an overdraft facility with the HSBC Bank of 1.2 million British pounds sterling. The facility is secured by certain assets of the Subsidiary, bears interest at a fluctuating rate of 3% above the HSBC Bank base rate, and matures on December 31, 2001. At December 31, 2000 and 1999, approximately 131,000 pounds and 2,100 pounds, respectively, were available for use. The outstanding balance under this facility was $1,596,273 and $1,773,438 (U.S.$) at December 31, 2000 and 1999, respectively. The weighted average interest rate for this facility was 8.5% and 8.0% in 2000 and 1999, respectively.

     The Company's South African subsidiary has a credit facility with the Standard Bank of South Africa of 3.0 million South African rand. The facility is secured by the trade receivables of the subsidiary and bears interest at a fluctuating rate of 1.5% above the bank's prime lending rate. The agreement continues indefinitely until termination by either party with a minimum of three months written notice. At December 31, 2000 and 1999, approximately 1.4 million rand and 2.3 million rand, respectively, were available for use. The outstanding balance under this facility was $210,880 and $113,750 (U.S.$) at December 31, 2000 and 1999, respectively. The weighted average interest rate for this facility was 16.5% and 18% in 2000 and 1999, respectively.

     During 2000, 1999, and 1998, the Company paid interest of $15,188,760, $14,590,746, and $12,456,957, respectively.

                         CONTINENTAL GLOBAL GROUP, INC.

E. LEASING ARRANGEMENTS

     CCE has a capital lease for land and building with a lease term of ten years which contains a purchase option exercisable at any time. In addition, CCE, GCC, and the Company's foreign subsidiaries have numerous capital leases for certain machinery and equipment. Amortization of these assets is included in depreciation expense in the statement of operations. The gross amount of assets recorded under capital leases and the related accumulated amortization at December 31, 2000 and 1999 are as follows:

                                                         2000          1999
                                                      ----------    ----------
Asset Balances:
  Land..............................................  $   20,000    $   20,000
  Buildings.........................................     380,000       380,000
  Machinery and Equipment...........................     710,894     1,890,732
                                                      ----------    ----------
                                                      $1,110,894    $2,290,732
                                                      ==========    ==========
Accumulated Amortization:
  Buildings.........................................  $   87,460    $   75,397
  Machinery and Equipment...........................     432,113     1,041,355
                                                      ----------    ----------
                                                      $  519,573    $1,116,752
                                                      ==========    ==========

     The subsidiaries of the Company also have various leases for office space, warehouse facilities, office equipment, and automobiles and trucks which are accounted for as operating leases. Rent expense related to these operating leases for the years ended December 31, 2000, 1999, and 1998 was approximately $2,072,000, $2,525,000, and $2,401,000, respectively. Future minimum lease payments for obligations under capital leases and for operating leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                       CAPITAL     OPERATING
                                                        LEASES       LEASES
                                                       --------    ----------
2001.................................................  $329,800    $  604,313
2002.................................................   117,332       534,463
2003.................................................    41,764       348,791
2004.................................................        --        49,804
2005.................................................        --         1,010
                                                       --------    ----------
Total minimum lease payments.........................   488,896    $1,538,381
                                                                   ==========
Amounts representing interest........................    48,135
                                                       --------
Present value of net minimum lease payments
  (including current portion of $294,006)............  $440,761
                                                       ========

F. EMPLOYEE BENEFIT PLANS

     CCE maintains a defined benefit plan covering all union hourly-paid employees at its Winfield plant. The contributions of CCE are made in amounts sufficient to fund the plan's service cost on a current basis and meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Actuarial gains and losses are amortized over a 15 year period, and funding of the initial prior service costs plus interest thereon is over a 30 year period. The actuarial computations use the "projected unit credit cost method," which assumed a weighted-average discount rate on benefit obligations of 7.25% in 2000 and 1999 and a weighted-average expected long-term rate of return on plan assets of 8% in 2000 and 1999.

                         CONTINENTAL GLOBAL GROUP, INC.

     The following table sets forth the change in benefit obligation, change in plan assets, funded status and amounts recognized in the Consolidated Balance Sheets as of December 31, 2000 and 1999, of the Company's defined benefit plan.

                                                                 2000          1999
                                                              ----------    ----------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.....................  $4,597,614    $5,112,244
Service cost................................................     136,670       140,057
Interest cost...............................................     333,327       370,638
Actuarial gain..............................................     (33,221)     (847,619)
Benefits paid...............................................    (212,049)     (177,706)
                                                              ----------    ----------
Benefit obligation at end of year...........................   4,822,341     4,597,614
                                                              ----------    ----------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............   5,667,003     5,260,652
Actual return on plan assets................................    (207,621)      584,057
Benefits paid...............................................    (212,049)     (177,706)
                                                              ----------    ----------
Fair value of plan assets at end of year....................   5,247,333     5,667,003
                                                              ----------    ----------
FUNDED STATUS:
Plan assets in excess of projected benefit obligation.......     424,992     1,069,389
Unrecognized prior service cost.............................    (227,455)     (300,303)
Unrecognized net actuarial gain.............................    (474,130)   (1,028,512)
Unrecognized transition asset...............................      (2,706)       (5,412)
                                                              ----------    ----------
Accrued benefit cost........................................  $ (279,299)   $ (264,838)
                                                              ==========    ==========

                                                   2000         1999          1998
                                                 ---------    ---------    -----------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost...................................  $ 136,670    $ 140,057    $   169,558
Interest cost..................................    333,327      370,638        193,266
Expected return on plan assets.................    207,621     (584,057)    (1,191,761)
Amortization of prior service cost.............    (14,216)      44,416         90,363
Amortization of transition asset...............     (2,706)      (2,706)        (2,706)
Recognized gain (loss).........................   (587,603)     244,297        940,129
                                                 ---------    ---------    -----------
Net periodic benefit cost......................  $  73,093    $ 212,645    $   198,849
                                                 =========    =========    ===========

     CCE also maintains a defined contribution plan covering substantially all salaried and non-union hourly employees. CCE makes annual contributions (approximately $520,000, $490,000, and $564,000, in 2000, 1999, and 1998,
respectively) which fully fund retirement benefits. No participant contributions to the plan are permitted. CCE also maintains a defined contribution savings and profit sharing plan which covers substantially all salaried and non-union hourly employees. Employees may elect to contribute up to 16% of their compensation. CCE will match (approximately $320,000, $335,000, and $324,000 in 2000, 1999,
and 1998, respectively) a percentage of employee contributions up to 6% of each employee's compensation.

     GCC has a retirement savings plan covering all employees meeting certain eligibility requirements. Under the terms of the plan, GCC voluntarily makes annual cash contributions based on eligible employees' compensation. Expense for the years ended December 31, 2000, 1999, and 1998 was approximately $134,000, $145,000, and $197,000, respectively, which was equal to 2.5% of eligible employees compensation in 2000 and 1999 and 3% of eligible employees compensation for 1998.

                         CONTINENTAL GLOBAL GROUP, INC.

     The foreign subsidiaries of the Company have various defined contribution plans and retirement saving plans covering substantially all salaried and production employees. For the years ended December 31, 2000, 1999, and 1998, the subsidiaries contributed approximately $636,000, $761,000, and $759,000, respectively, to the plans.

G. RELATED PARTY TRANSACTIONS

     Management fees are charged by Nesco, Inc., an affiliate of N.E.S. Investment Co., to provide general management oversight services, including legal, financial, strategic planning and business development evaluation for the benefit of the Company. Under the management agreement, the Company has agreed to pay Nesco, Inc. fees for such services equal to 5% of the Company's Adjusted EBITDA earnings (earnings before interest and estimated taxes, depreciation, amortization and miscellaneous expense or income). The Company incurred management fee expenses of approximately $351,000, $467,000, and $933,000 for the years ended December 31, 2000, 1999, and 1998, respectively. At December 31, 2000 and 1999, the Company had a receivable for overpayment of management fees of approximately $131,000 and $181,000, respectively.

     Prior to electing C Corporation status for income tax purposes on October 6, 2000, the subsidiaries of the Company were parties to a tax payment agreement with NES Group, Inc., the parent company of N.E.S. Investment Co., providing for payments by each subsidiary to NES Group, Inc. to fund the income tax liability attributable to the Company's operations. The Company incurred charges to stockholder's equity for income taxes of approximately $149,000, and $1,922,000 for the years ended December 31, 1999, and 1998, respectively. At December 31, 2000 and 1999, the Company had an accrual for income tax payments owed to NES Group, Inc. of approximately $20,000.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISK

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

     Notes payable and long-term debt: The carrying amounts of the Company's borrowings under its short-term revolving credit arrangements and variable rate long-term debt approximate their fair value. The fair value of the Company's Senior Notes is based on the quoted market value. The fair value of the Company's remaining fixed rate long-term debt is based on the present value of future cash outflows.

     Foreign currency forward contract: Off balance sheet derivative financial instruments at December 31, 2000 include a foreign currency forward contract with a contractual amount of approximately $1,909,000. The contract matures during 2001 and the counterparty to the contract is a major U.S. commercial bank. Management believes that losses related to credit risk is remote. The Company entered into the foreign currency forward contract to hedge certain firm sales commitments denominated in a foreign currency. The fair value of the Company's foreign currency forward contract is estimated based on the quoted market price of a comparable contract.

                         CONTINENTAL GLOBAL GROUP, INC.

     The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                       2000                     1999
                                               ---------------------    ---------------------
                                               CARRYING       FAIR      CARRYING       FAIR
                                                AMOUNT       VALUE       AMOUNT       VALUE
                                               ---------    --------    ---------    --------
                                                               (IN THOUSANDS)
Cash and cash equivalents....................  $  16,942    $ 16,942    $  18,300    $ 18,300
Accounts receivable..........................     28,468      28,468       30,469      30,469
Accounts payable.............................    (17,464)    (17,464)     (21,506)    (21,506)
Notes payable................................    (15,631)    (15,631)      (8,601)     (8,601)
Long-term debt...............................   (124,281)    (43,802)    (125,215)    (67,570)
Foreign currency forward contract............         --          87           --          --

     Accounts receivable from customers in the coal mining industry were approximately 59% and 66% at December 31, 2000 and 1999, respectively. The Company's subsidiaries perform periodic credit evaluations of their customers' financial condition and generally do not require collateral. Credit losses relating to customers in the coal mining industry have consistently been within management's expectations and are comparable to losses for the portfolio as a whole.

     Provisions for credit losses were approximately $1,618,000, $383,000, and $586,000 in 2000, 1999, and 1998, respectively. Accounts written off, net of recoveries, were approximately $676,000, $491,000, and $53,000 in 2000, 1999, and 1998, respectively.

I. INCOME TAXES

     Effective October 6, 2000, the Company and its domestic subsidiaries elected C Corporation status for United States income tax purposes. At that date, income taxes were provided using the liability method in accordance with FASB Statement No. 109, "Accounting for Income Taxes". Prior to October 6, 2000, the Company and its domestic subsidiaries had elected Subchapter S Corporation Status for United States income tax purposes. Accordingly, the Company's United States operations were not subject to income taxes as separate entities. The Company's United States income, through October 6, is included in the income tax returns of the sole stockholder.

     For tax reporting purposes, the Company will be included in the consolidated federal tax return of N.E.S. Investment Co. However, for financial reporting purposes, the Company's tax provision has been calculated on a stand-alone basis.

     The Company has subsidiaries located in Australia, the United Kingdom, and South Africa which are subject to income taxes in their respective countries. For the years ended December 31, 2000 and 1998, the Company recorded foreign income tax expense of approximately $72,000 and $127,000, respectively. The Company's Australian subsidiary paid income taxes of approximately $72,000, $150,000, and $450,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

     Income (loss) before income taxes consists of the following:

                                                      FOR THE YEAR ENDING DECEMBER 31
                                                  ---------------------------------------
                                                      2000          1999          1998
                                                  ------------   -----------   ----------
Domestic........................................  $ (4,439,936)  $   162,750   $4,394,852
Foreign.........................................    (6,759,714)   (8,891,025)  (3,093,092)
                                                  $(11,199,650)  $(8,728,275)  $1,301,760
                                                  ============   ===========   ==========

                         CONTINENTAL GLOBAL GROUP, INC.

     Income taxes are summarized as follows:

                                                                DECEMBER 31,
                                                                    2000
                                                                ------------
Current:
  Domestic:
     Federal................................................             --
     State and local........................................             --
  Foreign...................................................     $   29,140
                                                                 ----------
                                                                     29,140
Deferred:
  Domestic:
     Federal................................................      1,612,268
     State and local........................................        230,323
  Foreign...................................................         43,000
                                                                 ----------
                                                                  1,885,591
                                                                 ----------
                                                                 $1,914,731
                                                                 ==========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Where the Company has determined that it is more likely than not that the deferred tax assets will not be realized, a valuation allowance has been established. The valuation allowance pertains to the deferred tax assets resulting from the net operating loss carryforwards of the Company's foreign subsidiaries. These losses may be carried forward indefinitely.

     Significant components of the Company's deferred income taxes at December 31, 2000 and 1999 are as follows:

                                                               2000           1999
                                                            -----------    -----------
Deferred tax assets:
  Operating accruals......................................  $ 1,444,814    $   498,366
  Net operating loss carryforwards........................    6,540,731      4,755,870
  Valuation allowance.....................................   (5,872,527)    (4,755,870)
                                                            -----------    -----------
                                                              2,113,018        498,366
Deferred tax liabilities:
  Inventories.............................................   (2,084,637)            --
  Property, plant, and equipment..........................   (2,063,364)      (673,056)
                                                            -----------    -----------
                                                             (4,148,001)      (673,056)
                                                            -----------    -----------
Net deferred tax liability................................  $(2,034,983)   $  (174,690)
                                                            ===========    ===========

                         CONTINENTAL GLOBAL GROUP, INC.

     A reconciliation of income taxes computed at the statutory rate to the effective rate follows:

                                                                DECEMBER 31,
                                                                    2000
                                                                ------------
Income taxes at the United States statutory rate............       (35.0)%
State income taxes, net of federal benefit..................         2.1
Effective tax rate differential of earnings outside the
  U.S.......................................................        21.8
Cumulative effect of deferred income taxes on date of
  conversion
  to C corporation..........................................        14.7
S corporation income not subject to U.S. income tax.........        13.3
Other - net.................................................         0.2
                                                                   -----
                                                                    17.1%
                                                                   =====

J. SEGMENT INFORMATION

     While the Company primarily manages its operations on a geographical basis, the Company operates in two principal business segments: conveyor equipment and manufactured housing products. The conveyor equipment business, which comprised approximately 87.9%, 84.7%, and 85.0% of net sales for 2000, 1999, and 1998, respectively, markets its products in four main business areas. The mining equipment business area includes the design, manufacture and testing (and, outside the United States, installation and maintenance) of complete belt conveyor systems and components for mining application primarily in the coal industry. The conveyor components business area manufactures and sells components for conveyor systems primarily for resale through distributor networks. The engineered systems business area uses specialized project management and engineering skills to combine mining equipment products, purchased equipment, steel fabrication and other outside services for sale as complete conveyor equipment systems that meet specific customer requirements. The bulk conveyor equipment business area designs and manufactures a complete range of conveyor equipment sold to transport bulk materials, such as cement, lime, food products and industrial waste.

     The Company's manufactured housing products business manufactures and/or refurbishes axle components sold directly to the manufactured housing industry. As part of this segment the Company also sells mounted tires and rims to the manufactured housing industry. Included in the other category is primarily the manufacture and sale of air filtration equipment for use in enclosed environments, principally in the textile industry. The manufacturing requirements for these products are generally compatible with conveyor equipment production and thus maximize utilization of the Company's manufacturing facilities for its primary products.

     The Company evaluates performance and allocates resources based on operating income before restructuring charges and allocation of management fees, amortization and corporate expenses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies under Note B. The Company's reportable segments are business units that offer different products and services. The reportable segments are each managed separately because they manufacture and distribute distinct products.

                         CONTINENTAL GLOBAL GROUP, INC.

                                                                   YEAR ENDED DECEMBER 31
                                                             ----------------------------------
                                                               2000         1999         1998
                                                             --------    ----------    --------
                                                                            (IN
                                                                         THOUSANDS)
Net sales:
  Conveyor equipment.......................................  $147,227     $180,838     $215,693
  Manufactured housing products............................    18,145       30,312       35,220
  Other....................................................     2,217        2,356        2,960
Total net sales............................................  $167,589     $213,506     $253,873
                                                             ========     ========     ========
Depreciation and amortization:
  Conveyor equipment.......................................  $  2,914     $  3,368     $  3,151
  Manufactured housing products............................       106          121          181
  Other....................................................         7           10           12
  Corporate amortization...................................        50           51           49
Total depreciation and amortization........................  $  3,077     $  3,550     $  3,393
                                                             ========     ========     ========
Segment operating income:
  Conveyor equipment.......................................  $  6,134     $  7,738     $ 16,425
  Manufactured housing products............................      (229)         171          943
  Other....................................................       184          119          253
                                                             --------     --------     --------
Segment operating income...................................     6,089        8,028       17,621
  Restructuring charge.....................................       481        1,106        1,127
  Management fee...........................................       351          467          933
  Amortization expense.....................................       610          619          663
  Corporate expense........................................     1,055          520          567
                                                             --------     --------     --------
Total operating income.....................................     3,592        5,316       14,331
  Interest expense.........................................    15,826       15,225       14,658
  Interest income..........................................    (1,032)        (914)      (1,568)
  Miscellaneous, net.......................................        (2)        (267)         (61)
Income (loss) before income taxes..........................  $(11,200)    $ (8,728)    $  1,302
                                                             ========     ========     ========
Segment assets:
  Conveyor equipment.......................................  $ 85,483     $ 95,949     $113,542
  Manufactured housing products............................     4,180        4,891        6,840
  Other....................................................       837          873          887
                                                             --------     --------     --------
Total segment assets.......................................    90,500      101,713      121,269
  Corporate assets.........................................    19,636       21,190       24,488
Total assets...............................................  $110,136     $122,903     $145,757
                                                             ========     ========     ========
Capital expenditures:
  Conveyor equipment.......................................  $  1,460     $  3,951     $  2,891
  Manufactured housing products............................        35           56          140
  Other....................................................        --           23            9
Total capital expenditures.................................  $  1,495     $  4,030     $  3,040
                                                             ========     ========     ========

                         CONTINENTAL GLOBAL GROUP, INC.

GEOGRAPHIC AREA DATA

                                                                   YEAR ENDED DECEMBER 31
                                                             ----------------------------------
                                                               2000         1999         1998
                                                             --------    ----------    --------
                                                                            (IN
                                                                         THOUSANDS)
Net sales:
  United States............................................  $127,226     $148,509     $170,689
  Australia................................................    18,192       39,223       61,097
  United Kingdom...........................................    18,815       21,105       18,847
  Other countries..........................................     3,626        4,994        4,045
  Eliminations -- transfers................................      (270)        (325)        (805)
                                                             --------     --------     --------
Total net sales............................................  $167,589     $213,506     $253,873
                                                             ========     ========     ========
Operating income (loss):
  United States............................................  $  9,607     $ 13,670     $ 16,384
  Australia................................................    (2,367)      (6,407)        (941)
  United Kingdom...........................................    (3,003)      (1,542)        (537)
  Other countries..........................................      (692)        (432)        (575)
  Eliminations.............................................        47           27           --
                                                             --------     --------     --------
Total operating income.....................................  $  3,592     $  5,316     $ 14,331
                                                             ========     ========     ========
Long lived assets:
  United States............................................  $  8,005     $  8,224     $  6,109
  Australia................................................     3,599        4,882        5,909
  United Kingdom...........................................     2,657        3,165        3,422
  Other countries..........................................       326          431          326
                                                             --------     --------     --------
Total long lived assets....................................  $ 14,587     $ 16,702     $ 15,766
                                                             ========     ========     ========

     Net sales are attributed to countries based on the location of the subsidiary where the sale occurs.

     In 2000, the Company did not have sales to any single customer which exceeded 10% of the Company's total net sales. In 1999, sales to the Company's largest customer were approximately $24.5 million, or 11.5%, of the Company's total net sales. In 1998, sales to the Company's two largest customers were approximately $32.7 million and $30.8 million, respectively, or 12.9% and 12.1%, of the Company's total net sales. Sales to these customers are reported in the net sales for the Conveyor Equipment business segment.

     K. GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

     Effective September 23, 1999, the Company's domestic subsidiaries, Continental Conveyor & Equipment Company (CCE) and Goodman Conveyor Company
(GCC), and certain of its Australian subsidiaries, all of which are wholly owned, are the guarantors of the Senior Notes. Prior to this date, CCE and GCC were the only guarantors of the Senior Notes. The guarantees are full, unconditional, and joint and several. Separate financial statements of these guarantor subsidiaries are not presented as management has determined that they would not be material to investors. The Company's United Kingdom and South African subsidiaries are not guarantors of the Senior Notes. The 1999 operations and cash flows of the Company's guarantor Australian subsidiaries are included in the "Combined Guarantor Subsidiaries" column in the following summarized consolidating financial statements.

                         CONTINENTAL GLOBAL GROUP, INC.

     Summarized consolidating balance sheets for 2000 and 1999 and consolidating statements of operations and cash flow statements for 2000, 1999, and 1998 for the Company, the guarantor subsidiaries, and the non-guarantor subsidiaries are as follows (in thousands):

                                                                    COMBINED
                                                    COMBINED          NON-
                                       THE         GUARANTOR        GUARANTOR
                                     COMPANY      SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     TOTAL
                                   -----------    ------------    -------------    ------------    --------
DECEMBER 31, 2000:
Current assets:
  Cash and cash equivalents......    $16,257        $    565        $    120         $     --      $ 16,942
  Accounts receivable, net.......         --          23,981           4,534              (47)       28,468
  Inventories....................         --          23,971           4,105               --        28,076
  Other current assets...........         15           1,509              77             (969)          632
                                     -------        --------        --------         --------      --------
Total current assets.............     16,272          50,026           8,836           (1,016)       74,118
Property, plant, and equipment,
  net............................         --          10,218           4,369               --        14,587
Goodwill, net....................         --          17,193             730               --        17,923
Investment in subsidiaries.......     60,009          17,399              --          (77,408)           --
Deferred financing costs.........      3,249              --              --               --         3,249
Other assets.....................      1,424           1,951             358           (3,474)          259
                                     -------        --------        --------         --------      --------
Total assets.....................    $80,954        $ 96,787        $ 14,293         $(81,898)     $110,136
                                     =======        ========        ========         ========      ========
Current liabilities:
  Notes payable..................    $    --        $ 13,831        $  3,270         $ (1,470)     $ 15,631
  Trade accounts payable.........        385          11,777           5,646             (345)       17,463
  Accrued compensation and
     employee benefits...........         --           4,086             563               --         4,649
  Accrued interest...............      3,300              --              --               --         3,300
  Deferred income taxes..........         --           1,594              --               --         1,594
  Other accrued liabilities......        171           2,534           1,687             (993)        3,399
  Current maturities of long-term
     obligations.................         --           1,883              49               --         1,932
                                     -------        --------        --------         --------      --------
Total current liabilities........      3,856          35,705          11,215           (2,808)       47,968
Deferred income taxes............         --           2,052              --           (1,611)          441
Senior Notes.....................    120,000              --              --               --       120,000
Other long-term obligations......         --           2,747              43               --         2,790
Stockholder's equity (deficit)...    (42,902)         56,283           3,035          (77,479)      (61,063)
                                     -------        --------        --------         --------      --------
          Total liabilities and
            stockholder's equity
            (deficit)............    $80,954        $ 96,787        $ 14,293         $(81,898)     $110,136
                                     =======        ========        ========         ========      ========

                         CONTINENTAL GLOBAL GROUP, INC.

                                                                  COMBINED
                                                  COMBINED          NON-
                                                 GUARANTOR       GUARANTOR
                                 THE COMPANY    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS     TOTAL
                                 -----------    ------------    ------------    ------------    --------
DECEMBER 31, 1999:
Current assets:
  Cash and cash equivalents....    $17,244        $    955        $   101         $     --      $ 18,300
  Accounts receivable, net.....      2,039          24,797          5,759           (2,126)       30,469
  Inventories..................         --          27,578          3,750               --        31,328
  Other current assets.........         36           1,544            361               --         1,941
                                   -------        --------        -------         --------      --------
Total current assets...........     19,319          54,874          9,971           (2,126)       82,038
Property, plant, and equipment,
  net..........................         --          11,259          5,443               --        16,702
Goodwill, net..................         --          18,736            907               --        19,643
Investment in subsidiaries.....     60,009          19,800             --          (79,809)           --
Deferred financing costs.......      3,769              --             --               --         3,769
Deferred income taxes..........         --             135            363               --           498
Other assets...................        141              --            736             (624)          253
                                   -------        --------        -------         --------      --------
Total assets...................    $83,238        $104,804        $17,420         $(82,559)     $122,903
                                   =======        ========        =======         ========      ========
Current liabilities:
  Notes payable................    $    --        $  6,779        $ 2,311         $   (489)     $  8,601
  Trade accounts payable.......        387          17,022          6,242           (2,145)       21,506
  Accrued compensation and
     employee benefits.........         --           4,553            538               --         5,091
  Accrued interest.............      3,300              --             --               --         3,300
  Deferred income taxes........         --             673             --               --           673
  Other accrued liabilities....        171           3,380            136             (105)        3,582
  Current maturities of
     long-term obligations.....         --           3,120             21               --         3,141
                                   -------        --------        -------         --------      --------
Total current liabilities......      3,858          35,527          9,248           (2,739)       45,894
Senior Notes...................    120,000              --             --               --       120,000
Other long-term obligations....         --           2,675            212               --         2,887
Stockholder's equity
  (deficit)....................    (40,620)         66,602          7,960          (79,820)      (45,878)
                                   -------        --------        -------         --------      --------
Total liabilities and
  stockholder's equity
  (deficit)....................    $83,238        $104,804        $17,420         $(82,559)     $122,903
                                   =======        ========        =======         ========      ========

                         CONTINENTAL GLOBAL GROUP, INC.

                                                     COMBINED     COMBINED NON-
                                                    GUARANTOR       GUARANTOR
                                     THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     TOTAL
                                     -----------   ------------   -------------   ------------    --------
YEAR ENDED DECEMBER 31, 2000:
Net sales..........................   $     --       $145,149        $22,441         $  (1)       $167,589
Cost of products sold..............         --        118,753         22,311            (1)        141,063
                                      --------       --------        -------         -----        --------
Gross profit.......................         --         26,396            130            --          26,526
Total operating expenses...........      1,105         18,051          3,778            --          22,934
                                      --------       --------        -------         -----        --------
Operating income (loss)............     (1,105)         8,345         (3,648)           --           3,592
Interest expense...................     13,768          1,833            225            --          15,826
Interest income....................     (1,032)            --             --            --          (1,032)
Miscellaneous, net.................         --             12            (14)           --              (2)
                                      --------       --------        -------         -----        --------
Income (loss) before income
  taxes............................    (13,841)         6,500         (3,859)           --         (11,200)
                                      --------       --------        -------         -----        --------
Income tax expense (benefit).......     (1,333)         3,247             --            --           1,914
Net income (loss)..................   $(12,508)      $  3,253        $(3,859)        $  --        $(13,114)
                                      ========       ========        =======         =====        ========

                                                     COMBINED     COMBINED NON-
                                                    GUARANTOR       GUARANTOR
                                     THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     TOTAL
                                     -----------   ------------   -------------   ------------    --------
YEAR ENDED DECEMBER 31, 1999:
Net sales..........................   $     --       $187,486        $26,099         $ (79)       $213,506
Cost of products sold..............         --        158,528         23,293           (79)        181,742
                                      --------       --------        -------         -----        --------
Gross profit.......................         --         28,958          2,806            --          31,764
Total operating expenses...........        571         21,123          4,754            --          26,448
                                      --------       --------        -------         -----        --------
Operating income (loss)............       (571)         7,835         (1,948)           --           5,316
Interest expense...................     13,772          1,268            185            --          15,225
Interest income....................       (914)            --             --            --            (914)
Miscellaneous, net.................         --            106           (373)           --            (267)
                                      --------       --------        -------         -----        --------
Income (loss) before foreign income
  taxes............................    (13,429)         6,461         (1,760)           --          (8,728)
Foreign income taxes...............         --             --             --            --              --
                                      --------       --------        -------         -----        --------
Net income (loss)..................   $(13,429)      $  6,461        $(1,760)        $  --        $ (8,728)
                                      ========       ========        =======         =====        ========

                         CONTINENTAL GLOBAL GROUP, INC.

                                                     COMBINED     COMBINED NON-
                                                    GUARANTOR       GUARANTOR
                                     THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     TOTAL
                                     -----------   ------------   -------------   ------------    --------
YEAR ENDED DECEMBER 31, 1998:
Net sales..........................   $     --       $170,689        $83,989         $(805)       $253,873
Cost of products sold..............         --        137,047         74,695          (805)        210,937
                                      --------       --------        -------         -----        --------
Gross profit.......................         --         33,642          9,294            --          42,936
Total operating expenses...........        616         16,642         11,347            --          28,605
                                      --------       --------        -------         -----        --------
Operating income (loss)............       (616)        17,000         (2,053)           --          14,331
Interest expense...................     13,776           (226)         1,108            --          14,658
Interest income....................     (1,568)            --             --            --          (1,568)
Miscellaneous, net.................         --              7            (68)           --             (61)
                                      --------       --------        -------         -----        --------
Income (loss) before foreign income
  taxes............................    (12,824)        17,219         (3,093)           --           1,302
Foreign income taxes...............         --             --            127            --             127
                                      --------       --------        -------         -----        --------
Net income (loss)..................   $(12,824)      $ 17,219        $(3,220)        $  --        $  1,175
                                      ========       ========        =======         =====        ========

                                                      COMBINED     COMBINED NON-
                                                     GUARANTOR       GUARANTOR
                                      THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     TOTAL
                                      -----------   ------------   -------------   ------------    -------
YEAR ENDED DECEMBER 31, 2000:
Net cash provided by (used in)
  operating activities..............   $(13,272)      $  9,055        $(2,229)        $ (12)       $(6,458)
Investing activities:
  Purchases of property, plant and
     equipment......................         --         (1,268)          (227)           --         (1,495)
  Proceeds from disposals of PP&E...         --            103             19            --            122
                                       --------       --------        -------         -----        -------
Net cash used in investing
  activities........................         --         (1,165)          (208)           --         (1,373)
Financing activities:
  Net increase in borrowings on
     notes payable..................         --          7,241            137            --          7,378
  Proceeds from long-term
     obligations....................         --            776             --            --            776
  Principal payments on long-term
     obligations....................         --         (1,526)          (109)           --         (1,635)
  Distributions for interest on
     senior notes...................     12,285        (12,285)            --            --             --
  Intercompany loan activity........         --         (2,473)         2,473            --             --
                                       --------       --------        -------         -----        -------
Net cash provided by (used in)
  financing activities..............     12,285         (8,267)         2,501            --          6,519
Exchange rate changes on cash.......         --            (13)           (45)           12            (46)
                                       --------       --------        -------         -----        -------
Increase (decrease) in cash and cash
  equivalents.......................       (987)          (390)            19            --         (1,358)
Cash and cash equivalents at
  beginning of year.................     17,244            955            101            --         18,300
                                       --------       --------        -------         -----        -------
Cash and cash equivalents at end of
  year..............................   $ 16,257       $    565        $   120         $  --        $16,942
                                       ========       ========        =======         =====        =======

                         CONTINENTAL GLOBAL GROUP, INC.

                                                     COMBINED     COMBINED NON-
                                                    GUARANTOR       GUARANTOR
                                     THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     TOTAL
                                     -----------   ------------   -------------   ------------    --------
YEAR ENDED DECEMBER 31, 1999:
Net cash provided by (used in)
  operating activities.............   $(12,567)      $  2,657        $(1,742)        $(609)       $(12,261)
Investing activities:
  Purchases of property, plant and
     equipment.....................         --         (3,331)          (699)           --          (4,030)
  Proceeds from disposals of
     PP&E..........................         --             51          1,040            --           1,091
  Investment in subsidiaries.......     (1,300)         1,300             --            --              --
                                      --------       --------        -------         -----        --------
Net cash provided by (used in)
  investing activities.............     (1,300)        (1,980)           341            --          (2,939)
Financing activities:
  Net increase (decrease) in
     borrowings on notes payable...         --          6,456           (762)          307           6,001
  Proceeds from long-term
     obligations...................         --          5,434             82            --           5,516
  Principal payments on long-term
     obligations...................         --         (3,039)          (173)           --          (3,212)
  Distributions for income taxes...         --         (1,306)            --            --          (1,306)
  Distributions for interest on
     senior notes..................     11,142        (11,142)            --            --              --
  Intercompany loan activity.......         --         (3,361)         3,011           350              --
                                      --------       --------        -------         -----        --------
Net cash provided by (used in)
  financing activities.............     11,142         (6,958)         2,158           657           6,999
Exchange rate changes on cash......         --            260            (62)          (48)            150
                                      --------       --------        -------         -----        --------
Increase (decrease) in cash and
  cash equivalents.................     (2,725)        (6,021)           695            --          (8,051)
Cash and cash equivalents at
  beginning of year................     19,969          6,976           (594)           --          26,351
Cash and cash equivalents at end of
  year.............................   $ 17,244       $    955        $   101         $  --        $ 18,300
                                      ========       ========        =======         =====        ========

                         CONTINENTAL GLOBAL GROUP, INC.

                                                     COMBINED     COMBINED NON-
                                                    GUARANTOR       GUARANTOR
                                     THE COMPANY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS     TOTAL
                                     -----------   ------------   -------------   ------------    -------
YEAR ENDED DECEMBER 31, 1998:
Net cash provided by (used in)
  operating activities.............   $(12,553)      $ 15,194        $ 5,595         $ 356        $ 8,592
Investing activities:
  Purchases of property, plant and
     equipment.....................         --         (1,204)        (1,836)           --         (3,040)
  Proceeds from disposals of
     PP&E..........................                        26            124            --            150
  Purchase of Huwood...............         --             --         (4,966)           --         (4,966)
  Investment in subsidiaries.......     (8,751)         5,061          3,690            --             --
                                      --------       --------        -------         -----        -------
Net cash provided by (used in)
  investing activities.............     (8,751)         3,883         (2,988)           --         (7,856)
Financing activities:
  Net increase in borrowings on
     notes payable.................         --            307          2,254          (307)         2,254
  Principal payments on long-term
     obligations...................         --         (5,429)          (960)           --         (6,389)
  Distributions for income taxes...         --           (746)            --            --           (746)
  Distributions for interest on
     senior notes..................     13,200        (13,200)            --            --             --
  Intercompany loan activity.......         --         (1,647)         1,647            --             --
                                      --------       --------        -------         -----        -------
Net cash provided by (used in)
  financing activities.............     13,200        (20,715)         2,941          (307)        (4,881)
Exchange rate changes on cash......         --             --           (338)          (49)          (387)
                                      --------       --------        -------         -----        -------
Increase (decrease) in cash and
  cash equivalents.................     (8,104)        (1,638)         5,210            --         (4,532)
Cash and cash equivalents at
  beginning of year................     28,073          2,322            488            --         30,883
Cash and cash equivalents at end of
  year.............................   $ 19,969       $    684        $ 5,698         $  --        $26,351
                                      ========       ========        =======         =====        =======

L. CONTINGENCIES

     The Company is not a party to any pending legal proceeding which it believes could have a material adverse effect upon its results of operations or financial condition, or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information regarding the directors and executive officers of the Company, as of December 31, 2000:

                   NAME                      AGE              POSITION WITH THE COMPANY
                   ----                      ---              -------------------------
C. Edward Bryant, Jr.......................  66     President and Chief Executive Officer
Jimmy L. Dickinson.........................  58     Vice President and Chief Financial Officer
Jerry R. McGaha............................  62     Senior Vice President of Sales and Engineering
Joseph L. Mandia...........................  59     Vice Chairman and Director
Edward F. Crawford.........................  61     Director
Donald F. Hastings.........................  72     Director
C. Wesley McDonald.........................  60     Director
Robert J. Tomsich..........................  70     Director
John R. Tomsich............................  34     Director
James W. Wert..............................  54     Director

     Set forth below is a brief description of the business experience of each director and executive officer of the Company.

     Mr. Bryant has served as President and Chief Executive Officer of the Company since its inception. Mr. Bryant has also served as President and Chief Executive Officer of Continental Conveyor & Equipment Company since 1982 and as Chairman of the Board of Directors of CCE Pty. Ltd. since 1996.

     Mr. Dickinson has served as Vice President and Chief Financial Officer of the Company since its inception. Mr. Dickinson has also served as Vice President of Finance of Continental Conveyor & Equipment Company since 1973 and as a Director of CCE Pty. Ltd. since 1996.

     Mr. McGaha has served as Senior Vice President of Sales and Engineering of the Company since its inception. Mr. McGaha has also served as Senior Vice President of Sales and Engineering of Continental Conveyor & Equipment Company since 1996 and as a Director of CCE Pty. Ltd. since 1996. In addition to the foregoing, Mr. McGaha was Vice President of Sales and Engineering of Continental Conveyor & Equipment Company from 1990 to 1996.

     Mr. Mandia has served as Vice Chairman of the Company since January 2001 and as a Director of the Company since its inception. Mr. Mandia served as Group Vice President of Nesco, Inc. from 1988 to December 2000.

     Mr. Crawford has served as a Director of the Company since its inception. In addition to his service with the Company, Mr. Crawford has served as Chairman and Chief Executive Officer and a Director of Park-Ohio Industries, Inc. since 1992.

     Mr. Hastings has served as a Director of the Company since its inception. In addition to his service with the Company, Mr. Hastings served as Chairman and Chief Executive Officer and as Director of Lincoln Electric Company from 1992 to 1997. Since 1998, Mr. Hastings has also served as a Director of Paragon Corporate Holdings, Inc., a sister corporation of the Company.

     Mr. McDonald has served as a Director of the Company since August 2000. Prior to his service with the Company, Mr. McDonald served as Executive Vice President of Operations for Consol Inc. from 1985 to his retirement in 1999.

     Mr. Robert Tomsich has served as a Director of the Company since its inception. In addition, Mr. Robert Tomsich has served as President and Director of Nesco, Inc. (including predecessors of Nesco, Inc.) since 1956. Since 1997, Mr. Tomsich has also served as a Director of Paragon Corporate Holdings, Inc., a sister corporation of the Company. Mr. Robert Tomsich is the father of Mr. John Tomsich.

     Mr. John Tomsich has served as a Director of the Company since its inception. In addition, Mr. John Tomsich has served as Vice President of Nesco, Inc. since 1995 and in various other management positions with Nesco, Inc. since 1990. Since 1997, Mr. Tomsich has also served as a Director of Paragon Corporate Holdings, Inc., a sister corporation of the Company. Mr. John Tomsich is the son of Mr. Robert Tomsich.

     Mr. Wert has served as a Director of the Company since its inception. Prior to his service with the Company, Mr. Wert held a variety of executive management positions with KeyCorp, a financial services company based in Cleveland, Ohio, and KeyCorp's predecessor, Society Corporation. Mr. Wert served as Senior Executive Vice President and Chief Investment Officer of KeyCorp from 1995 to 1996. Prior to that time, he served as Senior Executive Vice President and Chief Financial Officer of KeyCorp for two years and Vice Chairman, Director and Chief Financial Officer of Society Corporation for four years. Since 1993, Mr. Wert has served as an outside Director, and currently serves as Chairman of the Executive and Compensation Committees of the Board of Directors, of Park-Ohio Industries, Inc. Since 1998, Mr. Wert has also served as a Director of Paragon Corporate Holdings, Inc., a sister corporation of the Company.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and other most highly compensated officers of the Company having total annual salary and bonus in excess of $100,000.

                                                                                  OTHER ANNUAL
NAME AND PRINCIPAL POSITION                      YEAR     SALARY      BONUS     COMPENSATION (1)
---------------------------                      ----    --------    -------    ----------------
Joseph L. Mandia, Vice Chairman................  2000    $211,550    $35,150             --
C. Edward Bryant, Jr.,.........................  2000     230,004     91,205         16,434
  President and Chief Executive Officer          1999     230,004     94,817         15,495
                                                 1998     200,004     84,513         15,488
Jerry R. McGaha,...............................  2000     128,520     31,459         11,742
  Senior Vice President of Sales and             1999     126,660     32,217         14,483
     Engineering
                                                 1998     122,400     31,335         14,514
Jimmy L. Dickinson.............................  2000     139,260     61,285         13,779
  Vice President and Chief Financial Officer     1999     138,243     64,340         11,243
                                                 1998     133,893     52,205         10,509

---------------

(1) Amounts shown reflect contributions made by the Company on behalf of the named executives under the Continental Conveyor & Equipment Company Savings and Profit Sharing Plan and the Continental Conveyor & Equipment Retirement Plan for Salaried and Hourly (Non-Union) Employees at Salyersville, Kentucky. No amounts shown were received by any of the named executives.

DIRECTOR COMPENSATION

     Each director of the Company not employed by the Company or any entity affiliated with the Company is entitled to receive $25,000 per year for serving as a director of the Company. In addition, the Company will reimburse such director for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the outstanding equity securities of the Company as of March 15, 2001:

NUMBER OF SHARES          TITLE OF CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER
----------------          --------------          ------------------------------------
      100          Common Stock, $0.01 par value         N.E.S. Investment Co.
                                                        6140 Parkland Boulevard
                                                       Mayfield Heights, OH 44124

     All of the Company's issued and outstanding capital stock is owned by N.E.S. Investment Co., which is 100 percent beneficially owned by Mr. Robert J. Tomsich. Mr. Tomsich may be deemed to be the beneficial owner of the Company's capital stock.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPANY FORMATION AND PROCEEDS FROM THE OFFERING

     The Company is a Delaware corporation formed on February 4, 1997, for the purpose of serving as a holding company for the operations conducted by Continental (including the BCE Subsidiaries) and Goodman. All of the capital stock of the Company has been issued to NES Group, Inc., which in turn, transferred to the Company all of the outstanding capital stock of Continental and Goodman. As a result, the Company is a wholly owned subsidiary of NES Group, Inc., and each of Continental and Goodman is a wholly owned subsidiary of the Company.

MANAGEMENT AGREEMENT

     Effective April 1, 1997, the Company and Nesco, Inc. entered into a management agreement ("Management Agreement"), the material terms of which are summarized below. All of the outstanding capital stock of Nesco, Inc. is beneficially owned by Robert J. Tomsich. Under the Management Agreement, Nesco, Inc., has agreed to provide general management oversight services on a regular basis for the benefit of the Company, in regard to business activities involving financial results, legal issues, and long term planning relative to current operations and acquisitions. Business development services include assistance in identifying and acquiring potential acquisition candidates, including negotiations and contractual preparations in connection therewith. Financial planning includes assistance in developing banking relationships and monitoring cash investments through professional money management accounts. Under the terms of the Management Agreement, the Company has agreed to pay Nesco, Inc. a management fee for such services equal to 5% of the Company's earnings before interest and estimated taxes, depreciation, amortization, and other expense (income). The aggregate amount expensed for management fees in 2000 under the Management Agreement was $350,978. The management fee is payable in monthly installments. The Management Agreement will remain in effect until terminated by either party upon not less than 60 days written notice prior to an anniversary date of the Management Agreement.

     The Company will also separately employ, as required, independent auditors, outside legal counsel, and other consulting services. Such services will be paid directly by the Company.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) Documents Filed as Part of this Report:

        1. Consolidated Financial Statements.

           The consolidated financial statements listed below together with the report thereon of the independent auditors dated March 29, 2001, are included in Item 8.

           Report of Independent Auditors.

           Consolidated Balance Sheets at December 31, 2000 and 1999.

           Consolidated Statements of Operations for each of the three years in the period ended December 31, 2000.

           Consolidated Statements of Stockholder's Equity (Deficit) for each of the three years in the period ended December 31, 2000.

           Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2000.

           Notes to Consolidated Financial Statements.

        2. Financial Statement Schedules

           Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or the Notes to the Consolidated Financial Statements.

        3. Exhibits Required to be Filed by Item 601 of Regulation S-K.

           The information required by this paragraph is contained in the Index of Exhibits to this report.

     (b) Reports on Form 8-K.

        No reports on Form 8-K were filed during the last quarter of the period covered by this report.

                                   SIGNATURES

     Pursuant to the requirements of Sections 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 28th day of March, 2001.

                                          CONTINENTAL GLOBAL GROUP, INC.

                                          By: /s/ C. EDWARD BRYANT, JR.
                                            ------------------------------------
                                          Name: C. Edward Bryant, Jr.
                                          Title: President and Chief Executive
                                          Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

             SIGNATURE                               TITLE                         DATE
             ---------                               -----                         ----
     /s/ C. EDWARD BRYANT, JR.        President and Chief Executive           March 28, 2001
------------------------------------  Officer (Principal Executive
       C. Edward Bryant, Jr.          Officer)

       /s/ JIMMY L. DICKINSON         Vice President and Chief Financial      March 28, 2001
------------------------------------  Officer (Principal Financial Officer
         Jimmy L. Dickinson           and Principal Accounting Officer)

        /s/ JOSEPH L. MANDIA          Vice Chairman and Director              March 28, 2001
------------------------------------
          Joseph L. Mandia

       /s/ EDWARD F. CRAWFORD         Director                                March 28, 2001
------------------------------------
         Edward F. Crawford

       /s/ DONALD F. HASTINGS         Director                                March 28, 2001
------------------------------------
         Donald F. Hastings

       /s/ C. WESLEY MCDONALD         Director                                March 28, 2001
------------------------------------
         C. Wesley McDonald

        /s/ JOHN R. TOMSICH           Director                                March 28, 2001
------------------------------------
          John R. Tomsich

       /s/ ROBERT J. TOMSICH          Director                                March 28, 2001
------------------------------------
         Robert J. Tomsich

         /s/ JAMES W. WERT            Director                                March 28, 2001
------------------------------------
           James W. Wert

     Supplemental information to be furnished with reports filed pursuant to
Section 15(d) of the Act by registrants which have not registered securities pursuant to Section 12 of the Act.

     No annual report to security holders covering the registrant's last fiscal year and no proxy statement, form of proxy, or other proxy soliciting material with respect to any annual or other meeting of security holders has been or will be sent to security holders.

                         CONTINENTAL GLOBAL GROUP, INC.
                                   FORM 10-K
                               INDEX OF EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1
(a)       Certificate of Incorporation of Continental Global Group,
          Inc., as currently in effect.*
(b)       Certificate of Amendment of Certificate of Incorporation of
          Continental Global Group, Inc. (Filed as Exhibit 3.1(b) to
          the Company's Form 10-Q for the quarter ended September 30,
          2000, and is incorporated herein by reference.)
 3.2      By-Laws of Continental Global Group, Inc., as currently in effect.*
 3.3      Certificate of Incorporation of Continental Conveyor &
          Equipment Company, as currently in effect.*
 3.4      By-Laws of Continental Conveyor & Equipment Company, as
          currently in effect.*
 3.5      Certificate of Incorporation of Goodman Conveyor Company, as
          currently in effect.*
 3.6      By-Laws of Goodman Conveyor Company, as currently in
          effect.*
 4.1      Indenture, dated as of April 1, 1997, among Continental
          Global Group, Inc., Continental Conveyor & Equipment
          Company, Goodman Conveyor Company, and the Trustee
          (containing, as exhibits, specimens of the Series A Notes
          and the Series B Notes).*
10.1
(a)       Revolving Credit Facility, dated as of September 14, 1992, as amended by Amendments I, II, and III, among Continental
          Conveyor & Equipment Company, Goodman Conveyor Company, and
          Bank One, Cleveland, NA.*
(b)       Amendment IV, dated as of December 31, 1998, to the
          Revolving Credit Facility, dated as of September 14, 1992, among Continental Conveyor & Equipment Company, Goodman
          Conveyor Company, and Bank One, Cleveland, NA. (Filed as
          Exhibit 10.1 (b) to the Company's Form 10-Q for the quarter ended March 31, 1999, and is incorporated herein by
          reference.)
(c)       Letter of Amendment, dated as of July 26, 1999, to the
          Revolving Credit Facility, dated as of September 14, 1992, among Continental Conveyor & Equipment Company, Goodman
          Conveyor Company, and Bank One, Cleveland, NA. (Filed as
          Exhibit 10.1 (c) to the Company's Form 10-Q for the quarter ended June 30, 1999, and is incorporated herein by
          reference.)
(d)       Letter of Amendment, dated as of November 4, 1999, to the
          Revolving Credit Facility, dated as of September 14, 1992, among Continental Conveyor & Equipment Company, Goodman
          Conveyor Company, and Bank One, Cleveland, NA. (Filed as
          Exhibit 10.1 (d) to the Company's Form 10-Q for the quarter ended September 30, 1999, and is incorporated herein by
          reference.)
(e)       Amendment VI, dated as of March 28, 2000, to the Revolving
          Credit Facility, dated as of September 14, 1992, among
          Continental Conveyor & Equipment Company, Goodman Conveyor
          Company, and Bank One, Cleveland, NA. (Filed as Exhibit
          10.1(e) to the Company's Form 10-K for the year ended
          December 31, 1999, and is incorporated herein by reference.)
10.1
(f)       Letter of Amendment, dated as of March 29, 2001, to the
          Revolving Credit Facility, dated as of September 14, 1992, among Continental Conveyor & Equipment Company, Goodman
          Conveyor Company, and Bank One, Cleveland, NA.
10.2      Management Agreement, dated as of April 1, 1997, between
          Continental Global Group, Inc. and Nesco, Inc.*

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
12        Statement regarding computation of ratio of earnings to
          fixed charges
21        Subsidiaries of registrant

Certain instruments with respect to long-term debt have not been filed as exhibits as the total amount of securities authorized under any one of such instruments does not exceed 10 percent of the total assets of the registrant and its subsidiaries on a consolidated basis. The registrant agrees to furnish to the Commission a copy of each such instrument upon request.

---------------
* Incorporated by reference from Form S-4 Registration Number 333-27665 filed under the Securities Act of 1933.

                                                                         ANNEX B
                               OFFER TO PURCHASE

                             MOODY'S PRESS RELEASE
                                FEBRUARY 5, 2001

Continental Global Group, Inc.

     Moody's downgraded, to Caa1 from B3, its rating for Continental Global Group, Inc.'s (Continental Global) $120 million of 11% Series B guaranteed senior notes, due 2007. Moody's also lowered the company's senior implied rating to Caal from B3, and its senior unsecured issuer rating to Caa2 from Caal. The rating outlook is stable.

     The downgrades reflect Continental Global's modest cash flow relative to debt levels, thin interest coverage, limited liquidity, and, because of its weak balance sheet, the potential for impaired principal recovery should the company have difficulty meeting its fixed obligations. However, Moody's recognizes the company's success in controlling costs and preserving cash over the last two years, a period of sharply lower sales, and sees potential for Continental Global's business to improve modestly in 2001, due primarily to the positive impact of higher coal prices on conveyor equipment sales.

     Continental Global has endured nearly two years of weak sales and seen its financial condition weaken considerably as a result. Its sales declined 16% in 1999, and an estimated 20% in 2000, as its coal mining customers scaled back mine development projects and maintenance expenditures in response to low coal prices. For the twelve-month period ended September 30, 2000, Continental Global had EBITDA of $8.0 million, net interest expense of $14.8 million, and capex of $1.8 million. At September 30, Continental Global's debt was $136 million, resulting in 17% debt to LTM EBITDA, and stockholder's deficit was $57 million. Its liquidity was $27 million, comprising cash and revolver availability, compared to $36 million on September 30, 1999, after adjusting both figures for the senior note interest due October 1.

     Taking into account its weaker sales, Continental Global's management has done a good job maintaining positive operating income in every quarter over the last two years, although operating margin has averaged only around 3%. And cost cutting and judicious cash management has minimized the cash burn rate. Nevertheless, at this point Continental Global is very vulnerable to unforeseen operating problems or liquidity issues, and adequate asset coverage is by no means certain. And while Moody's believe the company's sales and profitability could begin to benefit from the impact of higher coal prices, cash flow must expand significantly to enable meaningful debt amortization.

     Continental Global Group, Inc. is a holding company headquartered in Winfield, Alabama. Through its operating subsidiaries in the US, Australia, the UK, and South Africa, Continental Global is engaged in the design, manufacture, and installation of conveyor equipment systems, primarily for mining applications in the coal industry.